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Exhibit 10(hhh)

$100,000,000

REVOLVING CREDIT, GUARANTEE AND SECURITY AGREEMENT

among

SUPERIOR TELECOMMUNICATIONS INC.,
a Debtor-in-Possession,

as Borrower

and

SUPERIOR TELECOM INC. AND THE SUBSIDIARIES OF
SUPERIOR TELECOM INC. NAMED HEREIN,
as Debtors-in-Possession,

as Guarantors

and

THE LENDERS PARTY HERETO,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Syndication Agent

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent

Dated as of March 4, 2003

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Sole and Exclusive Advisor,
Lead Arranger and Sole Book Runner

i

3.13.	Taxes	35
3.14.	ERISA	36
3.15.	Environmental Matters; Hazardous Material	36
3.16.	Investment Company Act; Public Utility Holding Company Act; Other Regulations	37
3.17.	Intellectual Property	37
3.18.	Insurance	37
3.19.	Labor Matters	37
SECTION 4 CONDITIONS PRECEDENT		37
4.1.	Conditions to Initial Extension of Credit	37
4.2.	Conditions to Each Extension of Credit	40
SECTION 5 AFFIRMATIVE COVENANTS		41
5.1.	Financial Statements, Etc	41
5.2.	Certificates; Other Information. In the case of the Borrower, deliver to the Administrative Agent and each Lender:	42
5.3.	Payment of Obligations	43
5.4.	Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law	43
5.5.	Maintenance of Property; Insurance	43
5.6.	Inspection of Property; Books and Records; Discussions	43
5.7.	Notices	44
5.8.	Environmental Laws	45
5.9.	Collateral Monitoring	45
5.10.	Obligations and Taxes	45
5.11.	Employee Benefits	46
5.12.	Borrowing Base Certificate	46
5.13.	Further Assurances	46
5.14.	Sharing of Information	46
5.15.	2002 Tax Refund	46
5.16.	Collateral Access Agreements	46
SECTION 6 NEGATIVE COVENANTS		46
6.1.	Limitation on Indebtedness	47
6.2.	Limitation on Liens	47
6.3.	Limitation on Guarantee Obligations	48
6.4.	Prohibition on Fundamental Changes	48
6.5.	Limitation on Sale of Assets	48
6.6.	Limitation on Issuances of Capital Stock and Dividends	49
6.7.	Limitation on Investments, Loans and Advances	49
6.8.	Transactions with Affiliates	49
6.9.	Lines of Business	49
6.10.	Concentration Account	49
6.11.	Chapter 11 Claims	50
6.12.	Reclamation Claims; Bankruptcy Code Section 546(g) Agreements	50
6.13.	Capital Expenditures	50
6.14.	Use of Proceeds	50
6.15.	Consolidated EBITDA	51
6.16.	Collections	51
6.17.	Changes to Credit and Collection Policies	51

6.18.	Receivables	51
SECTION 7 EVENTS OF DEFAULT		51
SECTION 8 THE AGENTS		54
8.1.	Appointment	54
8.2.	Delegation of Duties	54
8.3.	Exculpatory Provisions	55
8.4.	Reliance by Administrative Agent	55
8.5.	Notice of Default	55
8.6.	Non-Reliance on Agents and Other Lenders	55
8.7.	Indemnification	56
8.8.	Agent in Its Individual Capacity	56
8.9.	Successor Administrative Agent	56
8.10.	Syndication Agent	57
8.11.	Collateral Security	57
8.12.	Enforcement by the Administrative Agent	57
SECTION 9 GUARANTEE		57
9.1.	Guarantee	57
9.2.	Right of Contribution	58
9.3.	No Subrogation	58
9.4.	Amendments, etc. with respect to the Obligations	58
9.5.	Guarantee Absolute and Unconditional	59
9.6.	Reinstatement	59
9.7.	Payments	59
SECTION 10 REMEDIES; APPLICATION OF PROCEEDS		60
10.1.	Remedies; Obtaining the Collateral Upon Default	60
10.2.	Remedies; Disposition of the Collateral	60
10.3.	Application of Proceeds	61
10.4.	WAIVER OF CLAIMS	62
10.5.	Remedies Cumulative	62
10.6.	Discontinuance of Proceedings	62
SECTION 11 MISCELLANEOUS		63
11.1.	Amendments and Waivers	63
11.2.	Notices	64
11.3.	No Waiver; Cumulative Remedies	65
11.4.	Survival of Representations and Warranties	66
11.5.	Payment of Expenses and Taxes	66
11.6.	Successors and Assigns; Participations; Purchasing Lenders	66
11.7.	Adjustments; Set-off	69
11.8.	Counterparts	69
11.9.	GOVERNING LAW	70
11.10.	Submission To Jurisdiction; Waivers	70
11.11.	Absence of Prejudice to the Lenders with Respect to Matters Before the Bankruptcy Court	70
11.12.	Confidentiality	70

Schedules
Schedule 1.1(a)	—	Commitment Amounts
Schedule 1.1(b)	—	Existing Letters of Credit
Schedule 1.1(c)	—	Credit and Collection Policies
Schedule 2.23(c)-1	—	Consolidated EBITDA (Base Case)
Schedule 2.23(c)-2	—	Consolidated EBITDA (Bankruptcy Case)
Schedule 3.4	—	Financial Statements
Schedule 3.5	—	Loan Parties
Schedule 3.6	—	Prepetition Liens
Schedule 3.13	—	Taxes
Schedule 6.1	—	Prepetition Indebtedness
Schedule 6.3	—	Guarantee Obligations
Schedule 6.7	—	Prepetition Investments
Schedule 6.8	—	Affiliate Transactions
Exhibits
Exhibit A	—	Form of Note
Exhibit B	—	Form of Interim Order
Exhibit C	—	Form of Closing Certificate
Exhibit D	—	Form of Borrowing Certificate
Exhibit E	—	Form of Assignment and Acceptance
Exhibit F	—	Form of Legal Opinion
Exhibit G	—	Form of Borrowing Base Certificate
Exhibit H	—	Form of Letter of Credit Request

        REVOLVING CREDIT, GUARANTEE AND SECURITY AGREEMENT, dated as of March 4, 2003, among (i) SUPERIOR TELECOMMUNICATIONS INC., a Delaware corporation (the "Borrower"), which is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, (ii) SUPERIOR TELECOM INC., a Delaware corporation ("Holdings"), and each of the direct and indirect domestic Subsidiaries of Holdings designated as a Guarantor on Schedule 3.5 hereto (collectively, the "Guarantors" and together with the Borrower, the "Debtors" and each a "Debtor"), each of which Guarantors is a debtor and a debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the cases of the Borrower and the Guarantors, each a "Case" and, collectively, the "Cases"), (iii) GENERAL ELECTRIC CAPITAL CORPORATION ("GECC"), as syndication agent (in such capacity, the "Syndication Agent"), (iv) DEUTSCHE BANK TRUST COMPANY AMERICAS ("DB"), as administrative agent for the Lenders hereunder (in such capacity and including any successors, the "Administrative Agent") and (v) each of the financial institutions from time to time party hereto (including DB, collectively, the "Lenders").

INTRODUCTORY STATEMENT

        On March 3, 2003 (the "Petition Date"), the Debtors filed voluntary petitions with the Bankruptcy Court (such term and other capitalized terms used in this Introductory Statement being used with the meanings given to such terms in Section 1.1) initiating the Cases and have continued in the possession of their assets and in the management of their businesses pursuant to Bankruptcy Code Sections 1107 and 1108.

        Pursuant to this Agreement and the Orders, the Lenders are making available to the Borrower a revolving loan and letter of credit facility in an aggregate principal amount not to exceed $100,000,000 (subject to mandatory and optional reductions in accordance with Sections 2.10 and 2.12), all of the Borrower's obligations under which are guaranteed by the Guarantors.

        The proceeds of the Loans and the Letters of Credit will be used to repay certain indebtedness outstanding on the Petition Date and to provide working capital for, and for other general corporate purposes of, the Loan Parties, in all cases subject to the terms of this Agreement and the Orders.

        To provide guarantees and security for the repayment of the Loans, the reimbursement of any draft drawn under the Letters of Credit and the payment of the other Obligations of the Debtors hereunder and under the other Loan Documents, the Debtors are providing to the Administrative Agent and the Lenders, pursuant to this Agreement and the Orders, the following (each as more fully described herein):

          (a)  a guarantee from each of the Guarantors of the due and punctual payment and performance of the Obligations of the Borrower hereunder and under the Notes;

          (b)  with respect to the Obligations of the Loan Parties hereunder, an allowed administrative expense claim entitled to the benefits of Bankruptcy Code Section 364(c)(1) in each of the Cases, having a superpriority over any and all administrative expenses of the kind specified in Bankruptcy Code Sections 503(b) or 507(b);

          (c)  pursuant to Bankruptcy Code Section 364(c)(2) a perfected first priority lien on, and security interest in, all present and after-acquired property of the Debtors not subject to a lien or security interest on the Petition Date;

          (d)  pursuant to Bankruptcy Code Section 364(c)(3) a perfected junior lien on, and security interest in, all present and after-acquired property of the Debtors that is otherwise subject to a valid and perfected lien or security interest on the Petition Date (other than to secure the Prepetition Credit Facility Obligations) or a valid lien perfected (but not granted) after the Petition Date to the extent such post-Petition Date perfection in respect of a pre-Petition Date claim is expressly permitted under the Bankruptcy Code; and

          (e)  pursuant to Bankruptcy Code Section 364(d)(1) a perfected first priority, senior priming lien on, and security interest in, (x) all present and after-acquired property of the Debtors that is subject to a lien or security interest on the Petition Date to secure the Prepetition Credit Facility Obligations and (y) all present and after-acquired assets that are presently subject to liens that are junior to the liens that secure the Prepetition Credit Facility Obligations.

        All of the claims and the Liens granted hereunder and pursuant to the Orders in the Cases to the Administrative Agent and the Lenders shall be subject to the Carve-Out and the Permitted Liens, but in each case only to the extent provided in Section 2.23 and the Orders.

        Accordingly, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

        1.1.    Defined Terms.

        As used in this Agreement, the following terms shall have the meanings specified below:

        "Account": with respect to any Account Debtor, any right to payment for goods sold or leased or for services rendered, whether or not earned by performance.

        "Account Debtor": with respect to any Account, the obligor with respect to such Account.

        "Administrative Agent": the meaning set forth in the preamble to this Agreement.

        "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

        "Agents": the collective reference to the Syndication Agent and the Administrative Agent.

        "Aggregate Outstandings": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding plus (b) such Lender's Commitment Percentage of the Letter of Credit Outstandings.

        "Agreement": this Revolving Credit, Guarantee and Security Agreement.

        "Applicable Margin": (a) 2.5% per annum, in the case of Base Rate Loans and (b) 3.5% per annum, in the case of Eurodollar Loans.

        "Assignment and Acceptance": an assignment and acceptance entered into by a Lender and an assignee and accepted by the Administrative Agent, substantially in the form of Exhibit E.

        "Authorizations": all applications, filings, reports, documents, recordings and registrations with, and all validations, exemptions, franchises, waivers, approvals, orders or authorizations, consents, licenses, certificates and permits from Federal, state or local Governmental Authorities.

        "Available Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Commitment then in effect over (b) such Lender's Aggregate Outstandings at such time; collectively, as to all Lenders, the "Available Commitments".

        "Bankruptcy Code": The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§101 et seq.

        "Bankruptcy Court": the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Cases from time to time.

        "Base Rate": the higher of (a) the Federal Funds Effective Rate plus one half of one percent (1/2%) per annum or (b) the Prime Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

        "Benefited Lender": the meaning set forth in Section 11.7(a).

        "Billed Amount": with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.

        "Billing Date": with respect to any Receivable, the date on which the invoice with respect thereto was generated.

        "Board of Governors": the Board of Governors of the Federal Reserve System or any Governmental Authority which succeeds to the powers and functions thereof.

        "Borrower": the meaning set forth in the preamble to this Agreement.

        "Borrowing": the making of Loans by the Lenders on a single Borrowing Date.

        "Borrowing Base": at any date of determination, an amount equal to the sum of (i) 85% of the net amount of Eligible Receivables, plus (ii) 65% of the net amount of Eligible Inventory. The Borrowing Base shall be computed as of the Closing Date and Sunday of each subsequent calendar week (unless a Borrowing Base Certificate is required to be delivered more frequently than weekly in accordance with Section 5.12); provided that so long as no Event of Default has occurred and is continuing under Section 7(q), the Borrowing Base in effect at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered in accordance with Section 5.12, absent any error in such Borrowing Base Certificate. For purposes hereof, "the net amount of Eligible Receivables" at any time shall be the face amount of such Eligible Receivables less (without duplication to the extent deducted under the definition of Receivable or Eligible Receivable) any and all rebates, discounts, credits, allowances, sales or excise taxes of any nature at any time issued, owing, claimed, granted, outstanding or payable in connection with such Receivables at such time. For purposes hereof, "the net amount of Eligible Inventory" at any time shall be with respect to any Inventory of the relevant Loan Party at the time of any determination thereof, the standard cost (computed in accordance with GAAP consistently applied) carried on the perpetual records of the Loan Parties stated on a basis consistent with their current and historical accounting practices adjusted for the GAAP revaluation reserve (which shall be calculated at least on a monthly basis), in Dollars. Each Loan Party acknowledges that the Borrowing Base formula hereunder is subject to change by the Administrative Agent, with the consent of the Required Lenders to the extent any such change has the effect of increasing availability under the Borrowing Base, upon not less than seven days' written notice, as the Administrative Agent may in its reasonable discretion deem appropriate based upon changed market condition, credit quality or other changes in circumstances.

        "Borrowing Base Certificate": a certificate substantially in the form of Exhibit G hereto, executed and certified as accurate and complete by a Financial Officer of the Borrower, which shall include appropriate exhibits and schedules as referred to therein and as provided for in Section 5.12.

        "Borrowing Date": any Business Day specified in a notice pursuant to Section 2.5 as a date on which the Borrower requests a Loan hereunder.

        "Budget": the cash flow projections of the Loan Parties, showing anticipated cash receipts and disbursements on a weekly basis for the period from the Petition Date through the thirteen weeks following the Petition Date, in substantially the same form as provided under the Prepetition Credit Facility and as thereafter updated in accordance with Section 5.1(d).

        "Business": as defined in Section 3.15(b).

        "Business Day": any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or permitted to close (and, for a Letter of Credit, other than a day on which the Fronting Bank issuing such Letter of Credit is closed), provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

        "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

        "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

        "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

        "Carve-Out": the meaning set forth in Section 2.23(a).

        "Cases": the meaning set forth in the preamble to this Agreement.

        "Cash Collateral": the meaning set forth in Section 363(a) of the Bankruptcy Code.

        "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of twelve months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

        "Cash Management Obligations": all obligations of the Loan Parties to DB in its capacity as the principal concentration bank in the cash management system of the Loan Parties.

        "Change of Control": (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings (other than The Alpine Group, Inc. and its Affiliates) or (ii) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Holdings by Persons who were neither (a) nominated by the Board of Directors of Holdings nor (b) appointed by directors so nominated.

        "Closing Date": the date on which the conditions precedent to the making of the initial Extension of Credit set forth in Section 4.1 have been satisfied or waived.

        "Code": the Internal Revenue Code of 1986, as amended from time to time.

        "Collateral": all property of the Loan Parties, now owned or hereafter acquired, as more particularly described in the Orders.

        "Collections": with respect to any Receivable, all cash collections (excluding uncollected funds) and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible).

        "Commitment": with respect to each Lender, the commitment of such Lender available in the amount set forth opposite its name on Schedule 1.1(a) under the heading "Commitment Amounts" or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Sections 2.10, 2.11 and 2.12.

        "Commitment Fee": the meaning set forth in Section 2.20.

        "Commitment Percentage": at any time, with respect to each Lender, the percentage obtained by dividing its Commitment at such time by the Total Commitment at such time or, if no Commitments are then in effect, the percentage obtained by dividing the aggregate Loans outstanding of such Lender by the aggregate Loans outstanding of all the Lenders at such time; provided that, in the event that the Loans are paid in full prior to the reduction to zero of the total outstanding Extensions of Credit, the Commitment Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Lenders on a comparable basis.

        "Commitment Period": the period from and including the Closing Date to but not including the Termination Date.

        "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a controlled group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

        "Concentration Account": the account, account no. 00-392-358, established by the Borrower, entitled "Superior Telecommunications Inc." maintained at the office of the Administrative Agent at 31 West 52nd Street, New York, New York 10019, which account and all amounts deposited therein are subject to the exclusive dominion and control of the Administrative Agent, and which shall be used for the daily operation of the Borrower's business or otherwise.

        "Confirmation Order": an order of the Bankruptcy Court confirming a Reorganization Plan in any of the Cases.

        "Consolidated EBIT": for any period, Consolidated Net Income, before total interest expense (inclusive of charges or any write-off of deferred financing fees, premiums on Interest Rate Protection Agreements and any original issue discount) of the Borrower and its Subsidiaries determined on a consolidated basis and provisions for taxes based on income, whether paid or deferred.

        "Contract": any agreement or invoice pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

        "Consolidated EBITDA": for any period, Consolidated EBIT, adjusted by adding thereto the amount of all depreciation expense and amortization expense plus non-cash compensation expenses relating to restricted stock and stock-option grants, in each case, that were deducted in determining Consolidated EBIT for such period.

        "Consolidated Net Income": for any period, the net income (or loss), after provisions for income taxes (other than with respect to net income taxes attributable to items that are excluded from the calculation of Consolidated Net Income in the period), of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period in conformity with GAAP but excluding in any event (a) any extraordinary gains (net of extraordinary losses), but with giving effect to gains or losses from sales of assets sold in the ordinary course of business; (b) earnings resulting from any reappraisal, revaluation or write-up of assets; (c) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person's assets are acquired by such Person or any of its Subsidiaries; (d) the aggregate net gain (or loss) during such period arising from the revaluation (but not sale) of readily marketable securities; (e) the income (or loss) from discontinued operations; (f) "Chapter 11 expenses" (or "administrative costs reflecting Chapter 11 expenses"), including professional fees, as included in the Company's consolidated statement of income for such period; (g) restructuring charges incurred as a result of the closure of plants or other facilities, including severance costs; (h) any non-cash charges or other asset impairment pertaining to the impairment of goodwill incurred as a result of the application of FASB 142, 143 and 144; (i) expenses (including any sign-on bonus but excluding regular salary) associated with recruiting and/or hiring of a new Chief Executive Officer; (j) charges and/or expenses incurred in connection with a Key Employee Retention Program which is reasonably acceptable to the Administrative Agent and (k) all fees and expenses (including all legal and accounting fees) incurred in connection with the negotiation, execution and delivery of the Loan Documents.

        "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Credit and Collection Policies": the written credit, collection, customer relations and service policies of the Loan Parties in effect on the Closing Date and attached as Schedule 1.1(c) hereto, as the same may from time to time be amended, supplemented or otherwise modified in accordance with Section 6.18.

        "Debtor Relief Laws": the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

        "Debtors": the meaning set forth in the preamble to this Agreement.

        "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

        "Dilution Factors": with respect to any Receivable, any portion of which (a) was reduced, canceled or written-off as a result of (i) any credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (either express or implied), allowances for early payment, warehouse and other allowances, defective, rejected, returned or repossessed merchandise or services, or any failure by any Loan Party to deliver any merchandise or services or otherwise perform under the underlying Contract, or (ii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) is subject to any specific asserted dispute, offset, counterclaim or defense whatsoever (except discharge in bankruptcy of the Obligor thereof); provided that, in respect of any Receivable the full amount of which is credited and then rebilled for a lesser amount but otherwise on the same terms, including the original invoice date, the "Dilution Factors" for such Receivable in connection for such "credit-rebills" shall be, if such credit and rebill occurs within one Business Day, zero, and otherwise the difference, if positive, between the original balance of such Receivable minus the balance of the re-billed Receivable.

        "Dollars" and "$": lawful money of the United States.

        "Eligible Assignee": the meaning set forth in Section 11.6(c).

        "Eligible Inventory": at the time of any determination thereof, without duplication, the inventory value at the time of such determination that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (p) below, minus any Inventory Reserves actually related to the Eligible Inventory and any Inventory otherwise reasonably deemed by the Administrative Agent to be ineligible for inclusion in the calculation of the Borrowing Base as described below based upon changed market conditions or other changes in circumstances, in each case relating to the saleability of the Inventory. Without limiting the foregoing, to qualify as "Eligible Inventory" no Person other than the relevant Loan Party shall have any direct or indirect ownership, interest or title to such Inventory and no Person other than the relevant Loan Party shall be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein. Standards of eligibility may be fixed from time to time solely by the Administrative Agent, with the consent of the Required Lenders to the extent any such change has the effect of increasing availability under the Borrowing Base, with any changes in such standards to be effective seven days after delivery of notice thereof to the Borrower. Unless otherwise from time to time approved in writing by the Administrative Agent, with the consent of the Required Lenders to the extent any such change has the effect of increasing availability under the Borrowing Base, no Inventory shall be deemed Eligible Inventory if, without duplication:

          (a)  the relevant Loan Party does not have sole and good, valid and unencumbered title thereto; or

          (b)  it is not located in the United States; or

          (c)  it is not located on property owned or leased by the relevant Loan Party or is located in a third party warehouse or is located at a closed facility owned by the relevant Loan Party; or

          (d)  it is maintenance and packaging supplies or shipping materials, cartons, repair parts, labels, demonstration items, chemicals, paint or miscellaneous spare parts; or

          (e)  it is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent for the benefit of the Lenders; or

          (f)    it is classified as stock in process, semi-finished goods or work in process by the relevant Loan Party; or

          (g)  it is consigned or at a customer location but still accounted for in the relevant Loan Party's perpetual inventory balance; or

          (h)  it is Inventory which is being processed offsite at a third party location, outside processor, or is in-transit to or from the said third party location or outside processor; or

          (i)    it is seconds or thirds, damaged, scrap, defective, discontinued, rejects and is designated by the relevant Loan Party as unmerchantable, not in good condition, return to vendor or otherwise unsaleable in the ordinary course of business, or does not otherwise conform to the representations and warranties contained in the Loan Documents relating to Inventory; or

          (j)    it is in-transit to or from a foreign location, or is part of a bill and hold arrangement from a vendor, or shipped "sale or return", or has not yet been received into a facility owned or operated by the relevant Loan Party; or

          (k)  it is identified as overstock, excess or obsolete by the relevant Loan Party; or

          (l)    it is Inventory used as a sample or prototype, displays or display items, not first quality or non-saleable or it has been returned by a customer (other than Inventory returned by customers and subsequently made available for sale to other customers); or

          (m)  it is Inventory that is prepaid by a customer, billed but not yet shipped or is part of an exchange agreement with the vendor; or

          (n)  it is identified as a warranty item by the relevant Loan Party; or

          (o)  it is Inventory that is otherwise deemed ineligible by the Administrative Agent in its reasonable judgment based upon changed market conditions or other changes in circumstances, in each case, relating to the saleability of the Inventory.

        "Eligible Receivable": a Receivable which the Administrative Agent, in its reasonable discretion based upon customary credit considerations of the Administrative Agent deems to be an Eligible Receivable, including without limitation, as of any date of determination, a Receivable:

          (a)  (i) that is due and payable within 120 days of the Billing Date (or 60 days from the Receivables Maturity Date) thereof and does not have cash on delivery or C.O.D. payment terms and (ii) with respect to which no payment or part thereof remains unpaid for more than 60 days after its Receivables Maturity Date or more than 121 days after its Billing Date;

          (b)  that is not a liability of an Excluded Obligor or an Obligor with respect to which more than 50% of the aggregate Outstanding Balance of all Receivables owing by such Obligor are more than 60 days past due from the Receivables Maturity Date thereof or more than 121 days past due from the Billing Date thereof;

          (c)  that is not a liability of an Obligor organized under the laws of any jurisdiction outside of the United States (including the District of Columbia but otherwise excluding its territories and possessions); provided, however, that if a Receivable is not eligible as a result of this clause (c) but would otherwise constitute an Eligible Receivable hereunder, such Receivable shall be an Eligible Receivable so long as (A) it is backed by a letter of credit or (B) supported by credit insurance, in each case, reasonably acceptable to the Administrative Agent;

          (d)  that is denominated and payable in Dollars in the United States and is not represented by a note or other negotiable instrument or by chattel paper;

          (e)  that is not subject to any right of rescission, asserted dispute, asserted offset (including without limitation, as a result of customer promotional allowances, customer competitive pricing adjustments, discounts, rebates, or claims for damages), hold back defense, adverse claim or other asserted claim (with only the portion of any such Receivable subject to any such right of rescission, dispute, offset (including without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim being considered an Ineligible Receivable by virtue of this clause (e)), whether arising out of transactions concerning the Contract therefor or otherwise;

          (f)    with respect to which the Obligor thereunder is not: (i) bankrupt or insolvent, (ii) unable to make payment of its obligations when due, (iii) a debtor in a voluntary or involuntary bankruptcy proceeding, or (iv) the subject of a comparable receivership or insolvency proceeding; provided, however, that if a Receivable is not eligible as a result of this clause (f) but would otherwise constitute an Eligible Receivable hereunder, such Receivable shall be an Eligible Receivable so long as it arose post-petition and the Obligor thereof has designated the applicable Loan Party as a "critical vendor" and obtained the requisite court approval to pay the post-petition claims of such Loan Party on an administrative priority basis;

          (g)  that is not an Unapproved Receivable;

          (h)  that does not represent "billed but not yet shipped" goods or merchandise, partially performed or unperformed services, consigned goods or "sale or return" goods and does not arise from a transaction for which any additional performance by the Loan Party that is the originator thereof, or acceptance by or other act of the Obligor thereunder, including any required submission of documentation, remains to be performed as a condition to any payments on such Receivable or the enforceability of such Receivable under applicable law;

          (i)    that is not the liability of an Obligor that has any asserted claim of a material nature against or affecting the Loan Party that is the originator thereof or the property of such Loan Party (with only that portion of Receivables owing by such Obligor equal to the amount of such asserted claim being an Ineligible Receivable);

          (j)    that was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;

          (k)  that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms;

          (l)    that is entitled to be paid pursuant to the terms of the Contract therefor, has not been paid in full or been compromised, adjusted, extended, satisfied, subordinated, rescinded or modified (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policies);

          (m)  that does not contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation that could reasonably be expected to have a material adverse effect on the collectibility, value or payment terms of such Receivable;

          (n)  with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder; provided, however, that if a Receivable is not eligible as a result of this clause (ii) but would otherwise constitute an Eligible Receivable hereunder, such Receivable shall be an Eligible Receivable so long as it arose post-petition and the Obligor thereof has designated the applicable Loan Party that is the originator thereof as a "critical vendor" and obtained the requisite court approval to pay the post-petition claims of such Loan Party that is the originator thereof on an administrative priority basis, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the validity or enforceability of such Receivable or such Contract;

          (o)  (i) that is an "account" within the meaning of the Uniform Commercial Code (or any other applicable legislation) of the jurisdictions in which each of the Loan Parties are organized and (ii) under the terms of the related Contract, the right to payment thereof may be freely assigned (or with respect to which, the prohibition on the assignment of rights to payment are made fully ineffective under applicable law);

          (p)  that is payable solely and directly to a Loan Party and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable);

          (q)  with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect;

          (r)  that is created through the provision of merchandise, goods or services by the Loan Party that is the originator thereof in the ordinary course of its business in a current transaction;

          (s)  that is not the liability of an Obligor that, under the terms of the Credit and Collection Policies, is receiving or should receive merchandise, goods or services on a "cash on delivery" basis;

          (t)    that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;

          (u)  that is not subject to any prior Lien, right, claim, security interest or other interest of any other Person, other than Liens in favor of the Administrative Agent for the benefit of the Lenders;

          (v)  to the extent such Receivable represents sales tax such portion of such Receivable shall not be an Eligible Receivable;

          (w)  that does not represent the balance owed by an Obligor on a Receivable in respect of which the Obligor has made partial payment;

          (x)  with respect to which no check, draft or other item of payment was previously received that was returned unpaid or otherwise; and

          (y)  that complies with such other criteria and requirements as the Administrative Agent, using its good faith and commercially reasonable credit judgment following a detailed analysis of the Receivables (or upon receipt of additional information with respect thereto), may from time to time specify to the Borrower or any other Loan Party upon not less than seven days' prior written notice.

        "Environmental Laws": any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

        "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

        "ERISA Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

        "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.

        "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 10:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

        "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

        "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate 1.00 - Eurocurrency Reserve Requirements

        "Eurodollar Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

        "Event of Default": the meaning set forth in Section 7.

        "Excluded Obligor": any Obligor (a) that is an Affiliate of any Loan Party, (b) that is a Governmental Authority (unless approved by the Administrative Agent as a result of satisfactory compliance with all assignment of claims statutes and regulations applicable to such Governmental Authority's Receivables or such other agreements have been entered into which are satisfactory to the Administrative Agent in its good faith discretion), or (c) that is designated as an Excluded Obligor upon ten (10) Business Days' prior written notice from the Administrative Agent to the Borrower.

        "Existing Fronting Bank": DB, in its capacity as issuer of the Existing Letters of Credit.

        "Existing Letters of Credit": the letters of credit described on Schedule 1.1(b) outstanding as of the Petition Date and issued under the Prepetition Credit Facility.

        "Extensions of Credit": collectively, Loans and/or Letters of Credit hereunder; individually, as to any Loan or any Letter of Credit, an "Extension of Credit".

        "FDIC": the Federal Deposit Insurance Corporation or any Governmental Authority that succeeds to the powers and functions thereof.

        "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by DB from three federal funds brokers of nationally recognized standing selected by it.

        "Fee Payment Date": (a) the third Business Day following the last day of each calendar month and (b) the last day of the Commitment Period.

        "Fees": collectively, the Commitment Fees, Letter of Credit Fees, the fees payable to DB as separately agreed by Holdings, the Borrower and DB, the fees payable to GECC as separately agreed by Holdings, the Borrower and GECC, the fees referred to in Sections 2.20, 2.21, 2.22 or 11.5 and any other fees payable by any Loan Party pursuant to this Agreement or any other Loan Document.

        "Final Order": an order of the Bankruptcy Court entered in the Cases, in substantially the form of the Interim Order, with such modifications thereto as are reasonably satisfactory to the Agents.

        "Financial Officer": the Chief Financial Officer, Chief Restructuring Officer, Principal Accounting Officer, Controller or Treasurer of the Borrower.

        "Finished Goods": completed goods which require no additional processing or manufacturing to be sold by the relevant Credit Party in the ordinary course of business.

        "Fronting Bank": the Existing Fronting Bank and DB, or any of its affiliates, in its capacity as issuer of a Letter of Credit.

        "Funding Office": the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

        "GAAP": generally accepted accounting principles in the United States of America applied on a consistent basis.

        "GECC": the meaning set forth in the preamble to this Agreement.

        "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

        "Group Members": the collective reference to Holdings, the Borrower and their respective Subsidiaries.

        "Guarantee Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that notwithstanding the foregoing, the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such

Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

        "Guarantor": the meaning set forth in the preamble to this Agreement.

        "Holdings": the meaning set forth in the preamble to this Agreement.

        "Indebtedness": at any time and with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than property, including Inventory, and services purchased, and trade payables, other expense accruals and deferred compensation items arising, in the ordinary course of business, including negotiated trade terms and Chapter 11 of the Bankruptcy Code expense accruals), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all Guarantee Obligations of such Person in respect of Indebtedness of others referred to in clauses (a) through (f) above, and (h) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is reasonably expected to be required to pay such Indebtedness.

        "Ineligible Receivable": any Receivable (or portion thereof) which fails to satisfy all of the requirements of an "Eligible Receivable" set forth in the definition thereof.

        "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

        "Insolvent": pertaining to a condition of Insolvency.

        "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

        "Interest Payment Date": the last day of each calendar month and the date of any repayment or prepayment made in respect thereof.

        "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one or three months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one or three months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 10:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (ii)  the Borrower may not select an Interest Period that would extend beyond the Termination Date;

          (iii)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

          (iv)  the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

        "Interest Rate Protection Agreement": any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

        "Interim Order": an order of the Bankruptcy Court entered in the Cases granting interim approval of the transactions contemplated by this Agreement and the other Loan Documents and granting the Liens and Superpriority Claims described in the Introductory Statement in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit B hereto, or otherwise in form and substance reasonably satisfactory to the Agents.

        "Inventory": all Raw Materials and Finished Goods held by the relevant Credit Party in the normal course of business.

        "Inventory Reserves": reserves against Inventory equal to the sum of the following:

          (a)  a reserve for shrink, or discrepancies that arise pertaining to inventory quantities on hand between the Loan Parties' perpetual accounting system and physical counts of the inventory, which shall equal an amount reasonably determined by the Administrative Agent; and

          (b)  a lower of cost or market reserve for any differences between the relevant Loan Party's actual cost to produce versus its selling price to third parties, determined on a product line basis; and

          (c)  any other reserve as deemed appropriate by the Administrative Agent in its reasonable credit judgment from time to time relating to the saleability of the Inventory.

        "Investment": the meaning set forth in Section 6.7.

        "L/C Application": an application, in such form as a Fronting Bank may specify from time to time, requesting such Fronting Bank to issue a Letter of Credit.

        "L/C Cash Collateral Account": the account established by the Borrower under the sole and exclusive control of the Administrative Agent maintained at the office of the Administrative Agent at 31 West 52nd Street, New York, New York 10019, designated as the "Superior Telecommunications Inc. Debtor-in-Possession L/C Cash Collateral Account" or similar title, which shall be used solely for the purposes set forth in Sections 2.2(b), 2.12 and 2.23 and any other provision of this Agreement which requires the cash collateralization of Letter of Credit Outstandings.

        "L/C Commitment": the lesser of (a) $ 15,000,000 and (b) the Total Commitment then in effect.

        "Lenders": the meaning set forth in the preamble to this Agreement.

        "Letter of Credit Fees": the fees payable in respect of Letters of Credit pursuant to Section 2.21.

        "Letter of Credit Outstandings": at any time, the sum of (a) the aggregate undrawn face amount of all Letters of Credit then outstanding plus (b) all amounts theretofore drawn under Letters of Credit and not then reimbursed.

        "Letter of Credit Request": the meaning set forth in Section 2.3.

        "Letters of Credit": (i) the Existing Letters of Credit and (ii) any standby letter of credit issued pursuant to Section 2.3 which letter of credit shall be (a) for such purposes as are consistent with the terms hereof, (b) denominated in Dollars and (c) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the applicable Fronting Bank.

        "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

        "Loan": the meaning set forth in Section 2.1.

        "Loan Documents": this Agreement, the Notes, the Letters of Credit, the L/C Applications and any other instrument or agreement executed and delivered in connection herewith.

        "Loan Parties": each Group Member that is a party to a Loan Document.

        "Material Adverse Effect": a material adverse effect on (a) the business, condition (financial or otherwise), operations or assets of the Borrower and its Subsidiaries taken as a whole, in each case, other than such effects attributable to the commencement of the Cases or the existence of prepetition claims and of defaults under such prepetition claims, (b) the validity or enforceability of the Orders or any of the Loan Documents, (c) the rights and remedies of the Lenders and the Administrative Agent under the Orders and the Loan Documents or (d) timely payment of the principal of or interest on the Loans, the Letter of Credit Outstandings or other amounts payable in connection therewith.

        "Material Environmental Amount": an amount payable by the Borrower and/or its Subsidiaries in excess of $250,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

        "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

        "Maturity Date": the date which is the nine-month anniversary of the Petition Date, provided that the Maturity Date shall be automatically extended to twelve months if, on or before the six month anniversary of the Petition Date, a Reorganization Plan reasonably satisfactory to the Administrative Agent has been filed with the Bankruptcy Court.

        "Minority Banks": the meaning set forth in Section 11.1(b).

        "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "New York UCC": the Uniform Commercial Code as from time to time in effect in the State of New York.

        "Non-Excluded Taxes": the meaning set forth in Section 2.17(a).

        "Non-U.S. Lender": the meaning set forth in Section 2.17(d).

        "Note": the meaning set forth in Section 2.6(e).

        "Notice": the giving of notice by the Administrative Agent to the Borrower and its counsel (as set forth in Section 11.2) that a Default or an Event of Default has occurred and is continuing.

        "Obligations": (a) the principal of and interest on the Loans and the Notes and the Letter of Credit Outstandings, (b) the Fees and all other present and future, fixed or contingent, obligations and liabilities (monetary or otherwise) of the Loan Parties to the Lenders, each Fronting Bank and the Administrative Agent under the Loan Documents, including without limitation, all costs and expenses payable pursuant to Section 11.5, (c) Interest Protection Agreements entered into by the Borrower and any Lender or affiliate thereof and (d) the Cash Management Obligations.

        "Obligor": with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.

        "Orders": the collective reference to the Interim Order and the Final Order.

        "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

        "Outstanding Balance": with respect to any Receivable, as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus(c) all discounts to, or any other modifications by, any Loan Party that reduce such Billed Amount; provided that if the Administrative Agent upon notice to the Borrower makes a good faith determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.

        "Participants": the meaning set forth in Section 11.6(b).

        "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

        "Permitted Liens": Liens permitted to exist under Section 6.2.

        "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

        "Petition Date": the meaning set forth in the Introductory Statement.

        "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "Prepetition Credit Facility": the Amended and Restated Credit Agreement, dated as of November 27, 1998, as amended through the Petition Date, among Holdings, the Borrower, Essex Group, Inc., the subsidiaries of Holdings party thereto, the several lending institutions party thereto, Merrill Lynch & Co., as documentation agent, Fleet National Bank, as syndication agent, and DB, as administrative agent.

        "Prepetition Credit Facility Agent": DB in its capacity as administrative agent under the Prepetition Credit Facility.

        "Prepetition Credit Facility Collateral": all property securing the Prepetition Credit Facility Obligations.

        "Prepetition Credit Facility Lenders" the lending institutions and other entities from time to time parties to the Prepetition Credit Facility.

        "Prepetition Credit Facility Obligations": all of the Loan Parties' obligations incurred under, pursuant to or in connection with the Prepetition Credit Facility and all of the collateral and ancillary documents executed and delivered in connection therewith.

        "Prepetition Receivables Facility": the Receivables Funding Agreement, dated as of November 6, 2002, as amended through the Petition Date, among Superior Essex Funding LLC, as borrower, the Borrower, as servicer, the financial institutions party thereto and General Electric Capital Corporation, as administrative agent, and the related operative agreements.

        "Prepetition Receivables Facility Agent": General Electric Capital Corporation, in its capacity as administrative agent under the Prepetition Receivables Facility.

        "Prepetition Receivables Facility Collateral": all property securing the Prepetition Receivables Facility.

        "Prepetition Receivables Facility Lenders": the several banks, financial institutions and other entities from time to time parties to the Prepetition Receivables Facility.

        "Prepetition Receivables Facility Obligations": all of the obligations of Superior Essex Funding LLC and the Loan Parties incurred under, pursuant to or in connection with the Prepetition Receivables Facility and all of the collateral and ancillary documents executed and delivered in connection therewith.

        "Prepetition Secured Parties": the Prepetition Credit Facility Agent and the Prepetition Credit Facility Lenders.

        "Prime Rate": the rate of interest announced by DB from time to time as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest rate actually charged to any customer. DB may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

        "Prohibited Claim": any action or objection with respect to (a) claims of the Prepetition Secured Parties against the Loan Parties or the Liens which secure the Prepetition Credit Facility Obligations, (b) the Superpriority claims or Liens granted to the Administrative Agent and the Lenders pursuant to Sections 2.23(a) and (b) and (c) the Superpriority claims or Liens granted to the Prepetition Secured Parties pursuant to Sections 2.23(c).

        "Properties": the meaning set forth in Section 3.15(a).

        "Purchasing Lender": the meaning set forth in Section 11.6(c).

        "Raw Materials": materials used or consumed in the manufacturing or production of goods to be sold by the relevant Loan Party in the ordinary course of business.

        "Receivable": with respect to any Obligor, (a) indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible (under which the Obligor's principal obligation is a monetary obligation)) arising from the provision of merchandise, goods or services by any Loan Party, or other Person approved by the Administrative Agent in its good faith discretion, to such Obligor, including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto; (b) all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor; (c) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness; (d) all right, title and interest of any Loan Party in and to any goods (including returned, repossessed or foreclosed goods) the sale of which gave rise to a Receivable; (e) all Collections with respect to any of the foregoing; (f) all Records with respect to any of the foregoing; and (g) all proceeds with respect to any of the foregoing.

        "Receivables Maturity Date": with respect to any Receivable, the due date for payment therefor specified in the Contract therefor, or, if no date is so specified, 30 days from the Billing Date.

        "Records": all Contracts and other documents, books, records and other information (including customer lists, credit files, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Loan Party with respect to the Receivables and the Obligors thereunder.

        "Register": the meaning set forth in Section 11.6(d).

        "Regulation D": Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

        "Related Fund": with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "Reorganization Plan": a plan of reorganization in any of the Cases.

        "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

        "Required Lenders": at any time, Lenders holding Commitments which aggregate more than 50% of the Total Commitment then in effect or, if no Commitments are then in effect, Lenders holding more than 50% of the Total Outstandings at such time.

        "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Responsible Officer": the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

        "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

        "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

        "Subsidiary Guarantor": each Subsidiary of the Borrower.

        "Supermajority Lenders": Lenders holding Loans representing at least 66 2/3% of the aggregate principal amount of the Loans outstanding, or if no Loans are outstanding, Lenders having Commitments representing at least 66 2/3% of the Total Commitment.

        "Superpriority Claim": a claim against any Loan Party in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code, including a claim pursuant to Section 364(c)(1) of the Bankruptcy Code.

        "Syndication Agent": the meaning set forth in the preamble to this Agreement.

        "Termination Date": the earliest to occur of (a) the Maturity Date, (b) forty (40) days after entry of the Interim Order if the Final Order has not been entered prior thereto, (c) the effective date of a Reorganization Plan confirmed by the Bankruptcy Court pursuant to the Confirmation Order in any of the Cases or (d) the acceleration of the Loans and the termination of the Total Commitment in accordance with the terms hereof.

        "Total Commitment": at any time, the sum of the Commitments of all Lenders at such time.

        "Total Outstandings": at any time, the sum of the Aggregate Outstandings of all Lenders at such time.

        "Transferee": the meaning set forth in Section 11.6(f).

        "2002 Tax Refund": 100% of the proceeds of the federal tax refund for the 2002 tax year of the Borrower and its Subsidiaries.

        "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

        "Unapproved Receivable": any Receivable (a) with respect to which the obligor thereunder is not an Obligor on any Receivable and whose customer relationship with a Loan Party arises as a result of the acquisition by such Loan Party of another Person or (b) that was originated in accordance with standards established by another Person acquired by a Loan Party, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and then only for the period prior to any such approval.

        "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 and any amendments or revisions thereof.

        "United States": the United States of America.

        1.2.    Terms Generally.    The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections and subsections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time to the extent permitted herein. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with any covenant set forth in Section 6, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in the Borrower's audited financial statements referred to in Section 5.1(a).

SECTION 2

AMOUNT AND TERMS OF COMMITMENT

        2.1    Commitments.    Subject to the terms and conditions hereof, each Lender, severally and not jointly with the other Lenders, agrees to make revolving credit loans (each, a "Loan" and, collectively, the "Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Commitment Percentage of the then Letter of Credit Outstandings, does not exceed the lesser of (x) the amount of such Lender's Commitment in effect at such time and (y) such Lenders' Commitment Percentage of the Borrowing Base, as at the date such Loan is to be made. During the Commitment Period, the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in the accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.11.

        2.2.    Letters of Credit.    (a) Prior to the Closing Date, the Existing Fronting Bank has issued the Existing Letters of Credit which from and after the Closing Date, shall constitute Letters of Credit hereunder. Subject to the terms and conditions hereof, the Borrower may request a Fronting Bank, from time to time during the Commitment Period, to issue, and subject to the terms and conditions contained herein, such Fronting Bank agrees, in reliance on the agreements of the other Lenders set forth in Section 2.2(e), to issue, for the account of the Borrower, one or more Letters of Credit; provided that (i) no Letter of Credit shall be issued if after giving effect to such issuance, (A) the Letter of Credit Outstandings would exceed the L/C Commitment, (B) the Total Outstandings would exceed the Total Commitment or (C) the Total Outstandings would exceed the Borrowing Base; and (ii) no Letter of Credit shall be issued if such Fronting Bank shall have received notice from the Administrative Agent or the Required Lenders (and a copy of such notice shall be delivered to the Borrower) that the conditions to such issuance have not been met.

        (b)  Each Letter of Credit shall expire no later than five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one year term may provide for the renewal thereof for additional one year periods; provided further, that if the Termination Date occurs prior to the expiration of any Letter of Credit, and provisions, satisfactory to the applicable Fronting Bank, for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have not been agreed upon, the Borrower shall, on or prior to the Termination Date, cause all such Letters of Credit to be replaced and returned to such Fronting Bank undrawn and marked "cancelled" or to the extent that the Borrower is unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be secured by a "back to back" letter of credit satisfactory to such Fronting Bank, or cash collateralized in an amount equal to 105% of the face amount of such Letter(s) of Credit by the deposit by the Borrower of cash in such percentage amount into the L/C Cash Collateral Account. Such cash shall be remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of all Obligations hereunder.

        (c)  Each Letter of Credit shall be subject to the Uniform Customs (or similar rules applicable to standby letters of credit) and, to the extent not inconsistent therewith, the laws of the State of New York. No Fronting Bank shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Fronting Bank or any Lender to exceed any limits imposed by, any applicable Requirement of Law. The Borrower shall pay to such Fronting Bank, in addition to such other fees and charges as are specifically provided for in Section 2.21, such fees and charges in connection with the issuance, amendment and processing of the Letters of Credit issued by such Fronting Bank as are customarily imposed by such Fronting Bank from time to time in connection with letter of credit transactions.

        (d)  If any drawing shall be presented for payment under any Letter of Credit (which shall be pursuant to a sight drawing), the applicable Fronting Bank shall promptly notify the Borrower of the date and amount thereof. Drawings paid under each Letter of Credit shall be reimbursed by the Borrower in immediately available funds not later than the date a drawing is paid (or the next Business Day if the Borrower receives notice of such drawing after 1:00 P.M., New York City time), on the date that the drawing is paid and shall bear interest from the date the drawing is paid until the drawing is reimbursed in full at a rate per annum equal to the Applicable Margin then in effect with respect to Eurodollar Loans; it being understood that no interest shall accrue to the extent the Fronting Bank receives payment prior to 1:00 P.M., New York City time, on the date the drawing is paid. The Borrower shall effect such reimbursement (x) if such draw occurs prior to the Termination Date, in cash or through a Borrowing without the satisfaction of the conditions precedent set forth in Section 4.2 and which Borrowing shall be effected without the need for a request therefor from the Borrower or (y) if such draw occurs on or after the Termination Date, in cash. Each Lender agrees to make the Loans described in clause (x) of the preceding sentence notwithstanding a failure to satisfy the conditions precedent set forth in Section 4.2.

        (e)  Immediately upon the issuance of any Letter of Credit by a Fronting Bank, such Fronting Bank shall be deemed to have sold to each Lender other than such Fronting Bank, and each such other Lender shall be deemed unconditionally and irrevocably to have purchased from such Fronting Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Loan Parties under this Agreement with respect thereto. Upon any change in the Commitments pursuant to Section 11.6, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Commitment Percentages of the assigning and assignee Lenders. Any action taken or omitted by any Fronting Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction, shall not create for such Fronting Bank any resulting liability to any other Lender.

        (f)    In the event that any Fronting Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to such Fronting Bank pursuant to Section 2.2(d), such Fronting Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to such Fronting Bank the amount of such Lender's Commitment Percentage of such unreimbursed payment in same day funds. If such Fronting Bank so notifies the Administrative Agent, and the Administrative Agent so notifies the Lenders prior to 11:00 A.M., New York City time, on any Business Day, each Lender shall make available to such Fronting Bank such Lender's Commitment Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent any such

Lender shall not have so made its Commitment Percentage of the amount of such payment available to such Fronting Bank, such Lender agrees to pay to such Fronting Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Fronting Bank at a rate equal to the effective rate for overnight funds in New York as reported by the Federal Reserve Bank of New York for such day (or, if such day is not a Business Day, the next preceding Business Day). The failure of any Lender to make available to such Fronting Bank its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to such Fronting Bank its Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to make available to such Fronting Bank such other Lender's Commitment Percentage of any such payment. Whenever any Fronting Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Lenders pursuant to this paragraph, such Fronting Bank shall pay to each Lender which has paid its Commitment Percentage thereof, in same day funds, an amount equal to such Lender's Commitment Percentage thereof.

        2.3.    Issuance of Letters of Credit.    (a) The Borrower may from time to time request that a Fronting Bank issue a Letter of Credit by delivering to such Fronting Bank and the Administrative Agent a request in the form of Exhibit H (a "Letter of Credit Request") and such other certificates, documents and other papers and information including an L/C Application as such Fronting Bank may request. Upon receipt of a Letter of Credit Request, each Fronting Bank agrees to promptly process each such request and the certificates, documents, L/C Application and other papers and information delivered to it therewith in accordance with its customary procedures and shall issue the Letter of Credit requested thereby (but in no event shall such Fronting Bank be required to issue any Letter of Credit earlier than two Business Days after its receipt of the Letter of Credit Request therefor and all such other certificates, documents, L/C Application and other papers and information relating thereto and unless such terms and conditions of the requested Letter of Credit are commercially customary) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Fronting Bank and the Borrower. Promptly after the issuance or amendment of a Letter of Credit, the Fronting Bank shall notify the Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender, in writing, of such Letter of Credit or amendment and if so requested by a Lender, the Administrative Agent shall furnish such Lender with a copy of such Letter of Credit or amendment.

        (b)  To the extent that any provision of the L/C Application is inconsistent with the provisions of this Section 2.3, the provisions of this Section 2.3 shall apply.

        2.4.    Nature of Letter of Credit Obligations Absolute.    The Borrower's obligations in respect of the Letter of Credit Outstandings shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit or against any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by any Fronting Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of the Letter of Credit, except payment resulting from the gross negligence or willful misconduct of such Fronting Bank; or (v) the fact that any Event of Default shall have occurred and be continuing.

        2.5.    Procedure for Borrowing.    The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 P.M., New York City time (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans or (b) on the same Business Day of the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each Borrowing under the Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then Available Commitments are less than $1,000,000, such lesser amount) or (y) in the case of Eurodollar Loans, $5,000,000 or a multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly (and in any event not later than 2:00 P.M., New York City time, on the date such notice is received), notify each Lender thereof. Each Lender will make the amount of its Commitment Percentage of each Borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 4:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such Borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of the Funding Office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

        2.6.    Repayment of Loans; Evidence of Debt.    (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.7.

        (b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

        (c)  The Administrative Agent shall record in the Register, with separate sub-accounts for each Lender, (i) the amount and Borrowing Date of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any payment received by the Administrative Agent hereunder from the Borrower and each Lender's Commitment Percentage thereof.

        (d)  The entries made in the Register and the accounts of each Lender maintained pursuant to Sections 2.6(b) and (c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

        (e)  The Borrower agrees that, upon request by any Lender to the Administrative Agent notified to the Borrower, the Borrower will execute and deliver to such Lender a promissory note of the Borrower dated the Closing Date evidencing the Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (which shall be the amount of such Lender's Commitment) (a "Note"). Each Lender is hereby authorized to record the date and amount of each Loan made by such Lender and the date and amount of each payment or prepayment of principal thereof, on the schedule (or any continuation of the schedule) annexed to and constituting a part of its Note, and any such recordation shall, to the extent permitted by applicable law, constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation (or any error therein) shall not affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement.

        2.7.    Interest Rates and Payment Dates.    (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

        (b)  Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate from time to time plus the Applicable Margin.

        (c)  Notwithstanding the foregoing, at any time after the occurrence and during the continuance of a Default or an Event of Default, the Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%.

        (d)  Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

        2.8.    Computation of Interest and Fees.    (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

        (b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate hereunder.

        2.9.    Inability to Determine Interest Rate.    If prior to the first day of any Interest Period:

          (a)  the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b)  the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period in good faith by such Required Lenders will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans hereunder requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans hereunder that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans hereunder shall be converted, on the last day of the then-current Interest Period, to Base Rate

Loans; provided that if the circumstances giving rise to such notice shall cease or otherwise become inapplicable to such Required Lenders, then such Required Lenders shall promptly give notice of such change in circumstances to the Administrative Agent and the Borrower. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans hereunder shall be made or continued as such, nor shall the Borrower have the right to convert Loans hereunder to Eurodollar Loans.

        2.10.    Optional Termination or Reduction of Commitment.    Upon not less than three Business Days' prior written notice to the Administrative Agent, the Borrower may at any time, without premium or penalty, in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided that no such termination or reduction of the Total Commitment shall be permitted if, after giving effect thereto and to any prepayments of the Loans related to such Total Commitment reduction, the Total Outstandings at such time would exceed either (i) the Total Commitment or (ii) the Borrowing Base. Each such partial reduction of the Total Commitment shall be in the principal amount of $1,000,000 or a whole multiple thereof. Simultaneously with any termination or reduction of the Total Commitment, the Borrower shall pay to the Administrative Agent for the account of each Lender the Commitment Fee accrued on the amount of the Commitment of such Lender so terminated or reduced through the date thereof. Any reduction of the Total Commitment pursuant to this Section 2.10 shall be applied pro rata in accordance with each Lender's Commitment Percentage to reduce the Commitment of each such Lender.

        2.11.    Optional Prepayment of Loans.    The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice to the Administrative Agent prior to 10:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 10:00 A.M., New York City time, on the same Business Day, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice of prepayment the Administrative Agent shall notify each Lender thereof on the date of receipt of such notice. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $500,000 or a whole multiple of $500,000 in excess thereof.

        2.12.    Mandatory Prepayment; Commitment Reduction.    (a) If on any date prior to the termination of the Total Commitment, the Total Outstandings as of such date exceed (i) the Total Commitment or (ii) the Borrowing Base, the Borrower, without notice or demand, shall immediately apply an amount (without duplication) equal to any such excess first, to the prepayment in full of any outstanding Loans, second, to the payment in full of any Letter of Credit Outstandings constituting unreimbursed drawings under any Letters of Credit, and third, to the cash collateralization of outstanding Letters of Credit by depositing cash into the L/C Cash Collateral Account such that the aggregate amount on deposit in the L/C Cash Collateral Account is equal to 105% of the face amount of all such Letters of Credit.

        (b)  If on any Business Day prior to the termination of the Total Commitment, amounts on deposit in the Concentration Account exceed $6,000,000 (exclusive of uncollected funds), the Borrower, without notice or demand, shall immediately apply an amount equal to such excess first, to the prepayment in full of any outstanding Loans and second, to the payment in full of any Letter of Credit Outstandings constituting unreimbursed drawings under any Letters of Credit.

        (c)  Upon the Termination Date, the Total Commitment shall automatically terminate in full and the Borrower shall pay the Loans in full (including all accrued and unpaid interest thereon, Fees and other Obligations in respect thereof) and, if there are any Letter of Credit Outstandings constituting undrawn Letters of Credit, the Borrower shall replace such Letter(s) of Credit, provide a "back-to-back" letter of credit acceptable to the applicable Fronting Bank or collateralize such Letter of Credit Outstandings, in each case in the manner set forth in Section 2.2(b).

        2.13.    Conversion and Continuation Options.    (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 P.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan hereunder may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

        (b)  Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan hereunder may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

        2.14.    Limitations on Eurodollar Tranches.    Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than eight Eurodollar Tranches shall be outstanding at any one time.

        2.15.    Pro Rata Treatment, Etc.    (a) All payments and prepayments of principal and interest in respect of the Loans (except as provided in Section 2.17), all payments of Commitment Fees and all payments of Letter of Credit Fees (other than those payable to a Fronting Bank) shall be made pro rata among the Lenders in accordance with their respective Commitment Percentages.

        (b)  All payments by the Borrower hereunder and under the Notes shall be made in Dollars in immediately available funds at the Funding Office by 1:00 P.M., New York City time, on the date on which such payment shall be due, provided that if any payment hereunder would become due and payable on a day other than a Business Day such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid in full.

        (c)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the Federal Funds Effective Rate, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower, such recovery to be without prejudice to the rights of the Borrower against any such Lender.

        (d)  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

        2.16.    Requirements of Law.    (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the date hereof:

          (i)    shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

          (ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

          (iii)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

        (b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

        (c)  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        2.17.    Taxes.    (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, gross receipt taxes (imposed in lieu of net income taxes) and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

        (b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        (c)  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

        (d)  Each Lender (or Transferee) that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

        (e)  If the Administrative Agent or any Lender determines, in its good faith discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

        (f)    The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        2.18.    Indemnity.    The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any actual loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall, to the extent permitted by applicable law, constitute prima facie evidence of the amounts claimed due. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        2.19.    Change of Lending Office.    Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a).

        2.20.    Commitment Fees.    The Borrower shall pay to the Administrative Agent, for the account of each Lender, a commitment fee (the "Commitment Fee") for the period commencing on the Closing Date to the Termination Date at the rate of 1.00% per annum on the average daily Available Commitments. Such Commitment Fee, to the extent then accrued, shall be payable (a) monthly, in arrears, on the last day of each calendar month, (b) upon any reduction or termination, in whole or in part, of the Total Commitment and (c) on the Termination Date.

        2.21.    Letter of Credit Fees.    The Borrower shall pay with respect to each Letter of Credit (a) to the Administrative Agent on behalf of (i) the Lenders, a fee calculated from the date of issuance of such Letter of Credit to the expiration or termination date of such Letter of Credit at the rate per annum of 3.50% on the face amount of such Letter of Credit and (ii) the applicable Fronting Bank, a fee in an amount equal to the greater of (x) an amount calculated from the date of issuance of such Letter of Credit to the expiration or termination date of such Letter of Credit at the rate per annum of 0.25% on the face amount of such Letter of Credit, and (y) $500.00 per year while such Letter of Credit remains outstanding and (b) to such Fronting Bank such Fronting Bank's customary fees for issuance, amendment and processing referred to in Section 2.2(c). Accrued fees described in the foregoing sentence of this Section in respect of each Letter of Credit shall be due and payable quarterly in arrears on the last day of each calendar quarter and on the Termination Date.

        2.22.    Nature of Fees.    All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent (for the respective accounts of the Administrative Agent, the applicable Fronting Banks and the Lenders), as provided herein. Once paid, none of the Fees shall be refundable under any circumstances.

        2.23.    Priority and Liens.    (a) The Loan Parties hereby covenant, represent and warrant that, upon entry of the Final Order, the Obligations of the Loan Parties hereunder and under the other Loan Documents and the Final Order, (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed Superpriority Claims, (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall be secured by a perfected first priority Lien on all Collateral, including without limitation, all cash maintained in the L/C Cash Collateral Account and any direct investments of the funds contained therein, that is otherwise not encumbered by a valid and perfected Lien as of the Petition Date, including the Prepetition Receivables Facility Collateral, (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected junior Lien upon all Collateral that is subject to valid, perfected and non-avoidable Liens in existence on the Petition Date or valid Liens perfected (other than to secure the Prepetition Credit Facility Obligations) (but not granted) thereafter to the extent such post-Petition Date perfection in respect of a pre-Petition Date claim is expressly permitted under the Bankruptcy Code, and (iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, shall be secured by a perfected first priority priming Lien upon all Collateral (x) that is subject to a valid Lien or security interest in effect on the Petition Date to secure the Prepetition Credit Facility Obligations, (y) that is subject to a Lien granted after the Petition Date to provide adequate protection in respect of the Prepetition Credit Facility Obligations or (z) that is presently subject to a valid Lien in effect on the Petition Date that is junior to the Liens that secure the Prepetition Credit Facility Obligations, subject and subordinate in each case with respect to subclauses (i) through (iv) above, only to (A) following the occurrence and during the continuance of a Default or an Event of Default (after the giving of Notice), the payment (as the same may be due and payable) of unpaid professional fees and disbursements allowed by order of the Bankruptcy Court and incurred by the Loan Parties in an aggregate amount, when added to the amount of fees and disbursements permitted to be paid to professionals for any statutory committee pursuant to clause (B) below, not to exceed $1,750,000 (in addition to such fees and disbursements previously incurred and unpaid, to the extent subsequently awarded, but less the balance of any retainer held but not applied by such professionals, without regard to whether such fees and expenses were allowed by the Bankruptcy Court prior to the receipt of the Notice) or (B) the payment (as the same may be due and payable) of the professional fees and disbursements allowed by order of the Bankruptcy Court and incurred and unpaid by any statutory committee appointed in the Cases in an aggregate amount, when added to the amount of fees and disbursements permitted to be paid to professionals for the Loan Parties pursuant to clause (A) above, not to exceed $1,750,000 in the aggregate and (C) the payment of unpaid fees pursuant to 28 U.S.C. § 1930 and any fees payable to the Clerk of the Bankruptcy Court (collectively, the "Carve-Out"); provided that following the Termination Date amounts in the L/C Cash Collateral Account shall not be subject to the Carve-Out. The Lenders agree that so long as no Event of Default shall have occurred and be continuing (and so long as Notice shall not have been given), the Loan Parties shall be permitted to pay compensation and reimbursement of expenses allowed and payable under Sections 330 and 331 of the Bankruptcy Code, as the same may be payable. Notwithstanding anything herein to the contrary, the Carve-Out shall not be used to commence or prosecute (but may be used to investigate) any Prohibited Claim.

        (b)  As to all Collateral, including without limitation, all cash, Cash Equivalents and real property the title to which is held by any Loan Party, or the possession of which is held by any Loan Party in the form of a leasehold interest, each Loan Party hereby assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Administrative Agent all of the right, title and interest of the Borrower and such Guarantor in all of such Collateral, including without limitation, all cash, Cash Equivalents and owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of the Borrower and such Guarantor in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. The Borrower and each Guarantor acknowledges that, pursuant to the Final Order, the Liens granted in favor of the Administrative Agent (on behalf of the Lenders) in all of the Collateral shall be perfected without the recordation of any Uniform Commercial Code financing statements, notices of Lien or other instruments of mortgage or assignment. The Borrower and each Guarantor further agrees that (a) the Administrative Agent shall have the rights and remedies set forth in Section 10 in respect of the Collateral and (b) if requested by the Administrative Agent, the Borrower and each of the Guarantors shall enter into separate security agreements, pledge agreements and fee and leasehold mortgages with respect to such Collateral on terms reasonably satisfactory to the Administrative Agent.

        (c)  Each Loan Party acknowledges and agrees that the Prepetition Secured Parties shall receive (a) as adequate protection for, and to the extent of, any diminution in the value of the Prepetition Secured Parties' respective interests in their collateral whether resulting from the imposition of the automatic stay, the priming described in Section 2.23(a) above, the use of the Prepetition Secured

Parties' cash collateral or the use, sale, lease, depreciation, decline in market price or other diminution in value of the Prepetition Secured Parties' collateral (i) on the first Business Day of each calendar month beginning with April 1, 2003, so long as at the time of, or in the case of clause (y) only after giving effect to, the payment thereof (x) the average weekly Total Outstandings for the four weeks most recently ended does not exceed $80,000,000 as reflected in a certificate of a Responsible Officer of the Borrower which shall have been delivered to the Administrative Agent prior to the making of any such adequate protection payment and (y) Consolidated EBITDA for the month most recently ended for which a certificate of a Responsible Officer of the Borrower has been delivered pursuant to Section 5.2(b) is (A) greater than or equal to Consolidated EBITDA for such month as reflected on Schedule 2.23(c)-1, the monthly payment of $1,500,000 or (B) less than Consolidated EBITDA for such month as reflected on Schedule 2.23(c)-1, but greater than Consolidated EBITDA for such month as reflected on Schedule 2.23(c)-2, the monthly payment of $1,000,000, (ii) a Superpriority Claim junior only to the Superpriority Claim granted to the Administrative Agent and the Lenders and (iii) a replacement Lien on the Collateral having a priority immediately junior to the priming and other Liens granted in favor of the Administrative Agent and the Lenders hereunder and under the other Loan Documents and the Final Order (subject and subordinate, in the case of clauses (ii) and (iii) above, to the Carve-Out and valid and perfected Liens which are senior (after giving effect to the Final Order) to the Liens granted to the Administrative Agent and the Lenders pursuant to the Final Order and (b) as further adequate protection (i) the payment on a current basis of the reasonable fees and expenses (including, but not limited to, the reasonable fees and disbursements of counsel and third-party consultants, including financial consultants, appraisers and auditors) incurred by the agents under the Prepetition Credit Facility (including any unpaid prepetition fees and expenses) and the continuation of the payment on a current basis of the administration and letter of credit fees, if any, that are provided for thereunder, and (ii) the payment from the proceeds of the 2002 Tax Refund which shall be applied in accordance with the terms of the Prepetition Credit Facility.

        2.24.    Security Interest in L/C Cash Collateral Account.    Pursuant to Section 364(c)(2) of the Bankruptcy Code, the Loan Parties hereby assign and pledge to the Administrative Agent (for the benefit of the Lenders and as security for the Obligations), and hereby grant to the Administrative Agent (for the benefit of the Lenders) a first priority security interest, senior to all other Liens, if any, in all of the Loan Parties' right, title and interest in and to the L/C Cash Collateral Account and any direct investment of the funds contained therein.

        2.25.    Payment of Obligations.    Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

        2.26.    No Discharge; Survival of Claims.    The Borrower and each Guarantor agrees that to the extent its Obligations hereunder are not satisfied in full, (a) its Obligations arising hereunder shall not be discharged by the entry of a Confirmation Order (and each Loan Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Final Order and described in Section 2.23 and the Liens granted to the Administrative Agent pursuant to the Final Order and described in Section 2.23 shall not be affected in any manner by the entry of a Confirmation Order.

SECTION 3

REPRESENTATIONS AND WARRANTIES

        In order to induce the Lenders to make Extensions of Credit hereunder, the Borrower and each of the Guarantors jointly and severally represent and warrant as follows:

        3.1.    Organization and Authority.    Each domestic Group Member (a) is duly organized and validly existing under the laws of the state of its organization or incorporation and is duly qualified as a foreign corporation and is in good standing in the jurisdiction of its organization and in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except in each case, in which the failure to so qualify, could not reasonably be expected to have a Material Adverse Effect; (b) subject to the entry by the Bankruptcy Court of the Interim Order (or the Final Order, as applicable), has the requisite corporate or limited liability company power and authority, as the case may be, to effect the transactions contemplated hereby and by the other Loan Documents, and (c) subject to the entry by the Bankruptcy Court of the Interim Order (or the Final Order, as applicable), has all requisite corporate or limited liability company power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the properties it operates as lessee and to conduct its business as now or currently proposed to be conducted.

        3.2.    Due Execution; Binding Obligation.    Upon entry by the Bankruptcy Court of the Interim Order (or the Final Order, as applicable), the execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party, and the commencement of the Cases (i) are within the respective corporate or limited liability company powers of each Loan Party, as the case may be, have been duly authorized by all necessary corporate or limited liability company action, as the case may be, including the consent of shareholders or member(s) where required, and do not (A) contravene the charter, by-laws or other organizational documents of any Loan Party, (B) violate any applicable law (including without limitation, the Securities Exchange Act of 1934) or regulation (including without limitation, Regulation U or X of the Board of Governors), or any order or decree of any Governmental Authority binding on any such Loan Party, in each case, which could reasonably be expected to have a Material Adverse Effect, (C) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust entered into on or after the Petition Date, any material provision of any security issued by any Loan Party on or after the Petition Date or any material lease, agreement, instrument or other undertaking entered into on or after the Petition Date binding on any Loan Party or any of their properties, or (D) result in or require the creation or imposition of any Lien upon any of the property of any Loan Party other than the Liens permitted or granted pursuant to this Agreement, the other Loan Documents or the Orders; and (ii) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority (other than the entry of the Orders and the filing by Holdings of a Report on Form 8-K). Upon entry by the Bankruptcy Court of the Interim Order (or the Final Order, as applicable), this Agreement has been duly executed and delivered by each Loan Party. This Agreement is, and each of the other Loan Documents to which each Loan Party is or will be a party, when delivered hereunder or thereunder, and upon entry and subject to the terms of the Interim Order (or the Final Order, as applicable), will be, a legal, valid and binding obligation of each Loan Party enforceable against each Loan Party in accordance with its terms and the Interim Order (or the Final Order, as applicable).

        3.3.    Statements Made.    The statements, written or oral, which have been made by any Loan Party to the Administrative Agent, any of the Lenders (solely in their capacity as a Lender hereunder) or to the Bankruptcy Court in connection with any Loan Document, and any financial statement delivered pursuant hereto or thereto (other than to the extent that any such statements constitute projections), taken as a whole and in light of the circumstances in which made, contain no untrue statement of a material fact and do not omit to state a material fact necessary to make such statements not misleading in any case, which have not been, prior to the date hereof, corrected, supplemented, or remedied by subsequent documents furnished or statements made in writing to the Administrative Agent, Lenders or the Bankruptcy Court (as appropriate); and, to the extent that any such written statements constitute projections, such projections were prepared in good faith on the basis of assumptions, methods, data, tests and information believed by such Loan Party to be valid and accurate in all material respects at the time such projections were furnished to the Administrative Agent, any Lender or the Bankruptcy Court.

        3.4.    Financial Statements.    The Borrower has furnished the Administrative Agent and the Lenders with copies of (i) the consolidated balance sheets of Holdings and its Subsidiaries as at December 31, 2001, and the related audited consolidated statements of income and cash flows of Holdings and its Subsidiaries for the fiscal year then ended and (ii) the unaudited consolidated balance sheets of Holdings and its Subsidiaries as at November 30, 2002, and the related unaudited consolidated statements of income and cash flows of Holdings and its Subsidiaries for the eleven months then ended. All such financial statements are complete and correct and fairly present in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such dates and the consolidated results of their operations for the fiscal periods ended on such dates (in the case of any unaudited financial statement, subject to year-end audit adjustments and the absence of footnotes) all in accordance with GAAP applied on a consistent basis. Except as set forth on Schedule 3.4, none of Holdings or its Subsidiaries has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, except as referred to or provided in the balance sheet referred to above. Since the Petition Date, there has not occurred, or become known, any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect, other than those events which customarily occur following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code.

        3.5.    Loan Parties.    Except as disclosed to the Administrative Agent and the Lenders by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.5 sets forth the name, location of chief executive office, location of chief executive office or sole place of business, location of Inventory and Equipment (as each such term is defined in the New York UCC) and jurisdiction of incorporation of each Loan Party and, as to each such Loan Party, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or restricted stock granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

        3.6.    Title to Assets; Liens.    (a) Each Group Member has good and marketable title (subject only to Permitted Liens) to the properties shown to be owned by the Group Members on Holdings' balance sheet as at November 30, 2002. Each of the Group Members owns and has on the date hereof good and marketable title or subsisting leasehold interest (except for minor defects in title that do not interfere in any material respect with its ability to conduct its business or utilize the properties) to, and enjoys on the date hereof peaceful and undisturbed possession of, all such properties (subject only to Permitted Liens) that are necessary for the operation and conduct of its businesses.

        (b)  There are no Liens of any nature whatsoever on any assets of any Group Member other than: (i) Liens (A) in favor of the Prepetition Secured Parties pursuant to, or in connection with, the Prepetition Credit Facility and (B) granted pursuant to the Orders and this Agreement; (ii) other Liens in existence on the Petition Date as reflected on Schedule 3.6; and (iii) other Permitted Liens. Schedule 3.6 hereto is a complete and correct list of all Liens in existence as of the Closing Date; no other Liens, to the knowledge of the Borrower have been granted by any Group Member securing Indebtedness or other obligations of any Person (other than the Liens securing the Prepetition Credit Facility Obligations) and covering any property of any Group Member such that the principal amount of all Indebtedness and other obligations secured by such Liens exceeds $1,000,000. The aggregate Indebtedness or other obligations secured (or that may be secured) by each such Lien is correctly described in Schedule 6.1. No Group Member is party to any contract, agreement, lease or instrument entered into after the Petition Date the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a Lien on any assets of such Group Member in violation of this Agreement.

        3.7.    Approvals.    Except for the Orders and the filing by Holdings of a Report on Form 8-K, no Authorizations of any Governmental Authority, or any applicable securities exchange, are necessary for the execution, delivery or performance by each Loan Party of the Loan Documents to which it is a party, or for the legality, validity or enforceability hereof or thereof.

        3.8.    The Orders.    As of the date of the making of any Extension of Credit hereunder, the Interim Order or the Final Order, as applicable, has been entered and has not been stayed, amended, vacated, reversed, rescinded or otherwise modified in any respect (except in accordance with the terms hereof).

        3.9.    Use of Proceeds.    The proceeds of the Loans and the Letters of Credit shall be used (a) for working capital and other general corporate purposes of the Loan Parties (including without limitation, "Chapter 11 expenses" (or "administrative costs reflecting Chapter 11 expenses")), (b) to make the adequate protection payments to, or for the benefit of, the Prepetition Secured Parties, in accordance with Section 2.23 and the Interim Order (or the Final Order, as applicable) and (c) on the Closing Date to repay in full the Prepetition Receivables Facility (including without limitation, all accrued interest, fees, prepayment fees, and expenses with respect thereto).

        3.10.    Disclosed Matters.    Except as disclosed in writing to the Administrative Agent and the Lenders prior to the date hereof, to the best of each Loan Party's knowledge there are no unstayed legal or arbitral proceedings, or any proceedings or investigation by or before any governmental or regulatory authority or agency, pending or threatened in writing to any Loan Party, or (to the actual knowledge of Holdings or the Borrower) threatened against any Loan Party which is reasonably likely to be determined adversely and if so determined would have a Material Adverse Effect or that seek to enjoin or delay any of the transactions contemplated hereby.

        3.11.    Federal Regulations.    No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board of Governors. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

        3.12.    Compliance with Law.    No Group Member is in violation of any applicable law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, the violation of which, or a default with respect to which, could reasonably be expected to have a Material Adverse Effect; provided, however, that this Section 3.12 shall not apply to (i) compliance with respect to Environmental Laws, as to which no representation is made in this Section 3.12, but is made in Section 3.15, (ii) compliance with respect to Taxes, as to which no representation is made in this Section 3.12, but is made in Section 3.13, (iii) compliance with respect to ERISA, as to which no representation is made in this Section 3.12, but is made in Section 3.14 and (iv) compliance with respect to labor matters, as to which no representation is made in this Section 3.12, but is made in Section 3.19.

        3.13.    Taxes.    Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower except as set forth on Schedule 3.13, no claim is being asserted, with respect to any such tax, fee or other charge.

        3.14.    ERISA.    Except as, individually or in the aggregate, does not or could not reasonably be expected to result in a Material Adverse Effect: neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan; neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and no such Multiemployer Plan is in ERISA Reorganization or Insolvent.

        3.15.    Environmental Matters; Hazardous Material.    Except as in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

          (a)  the facilities and properties owned, leased or operated by any Group Member (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of, or could give rise to liability under, any Environmental Law;

          (b)  no Group Member has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters arising under or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the "Business"), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will reasonably be expected to be received or is being threatened;

          (c)  Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;

          (d)  no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of Holdings and the Borrower, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to the Properties or the Business;

          (e)  there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws;

          (f)    the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no Material of Environmental Concern at, under or about the Properties or violation of any Environmental Laws with respect to the Properties or the Business; and

          (g)  no Group Member has contractually assumed or, to the knowledge of the Holdings and the Borrower, assumed by operation of law any liability of any other Person under Environmental Laws.

        3.16.    Investment Company Act; Public Utility Holding Company Act; Other Regulations.    No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

        3.17.    Intellectual Property.    Each Group Member owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such material claim. To the knowledge of Borrower, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

        3.18.    Insurance.    All policies of insurance of any kind or nature owned by or issued to each Group Member, including without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation, employee health and welfare, title, property and liability insurance, are in full force and effect and are of a nature and provide such coverage as in the reasonable opinion of the Borrower, is sufficient and as is customarily carried by companies of the size and character of the Group Members.

        3.19.    Labor Matters.    Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

SECTION 4

CONDITIONS PRECEDENT

        4.1.    Conditions to Initial Extension of Credit.    The obligation of each Lender or each Fronting Bank to make or participate in the initial Extension of Credit is subject to the satisfaction, immediately prior to or currently with the making of such Extension of Credit of the following conditions precedent:

          (a)    Credit Agreement.    The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of each Loan Party, with a counterpart for each Lender.

          (b)    Corporate Documents and Proceedings.    The Administrative Agent shall have received for each Loan Party a certificate of the Secretary or an Assistant Secretary or a duly authorized officer of each Loan Party dated the date of the initial Extension of Credit hereunder, substantially in the form of Exhibit C, certifying (A) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of such entity, authorizing the transactions contemplated hereby and (B) as to the incumbency and specimen signature of each officer of such entity executing this Agreement, the Notes to be executed by it and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer of such entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (b)).

          (c)    Interim Order.    At the time of the making of the initial Extension of Credit, and in any event no later than ten days after the Petition Date, the Administrative Agent shall have received a copy of the Interim Order approving the Loan Documents and granting the Superpriority Claim status and Liens described in Section 2.23 and 2.24 and finding that the Lenders are extending credit to the Borrower in good faith within the meaning of Section 364(e) of the Bankruptcy Code, which Interim Order shall (i) have been entered with the consent or non-objection of a majority (as determined by the Administrative Agent) of the lending institutions party to the Prepetition Credit Facility and on such prior notice to such parties (including without limitation, the Prepetition Secured Parties) as may be reasonably satisfactory to the Administrative Agent, (ii) be in form and substance reasonably satisfactory to the Agents, (iii) authorize extensions of credit in amounts not in excess of $95,000,000 (iv) authorize the use of cash collateral under the Prepetition Credit Facility and provide for adequate protection in favor of the Prepetition Secured Parties as set forth in Section 2.23(c), (v) contain customary provisions regarding challenges to the prepetition claims and liens of the Prepetition Secured Parties, Section 506(c) of the Bankruptcy Code and other matters, (vi) approve the payment by the Borrower of all Fees, (vii) approve repayment in full of the Prepetition Receivables Facility, (viii) be in full force and effect and (ix) not have been stayed, reversed, vacated, rescinded, modified or amended in any respect and, if the Interim Order is the subject of a pending appeal in any respect, none of the making of such Extension of Credit, the grant of Liens and Superpriority Claims pursuant to Sections 2.23 or 2.24 or the performance by the Loan Parties of any of their respective obligations hereunder or under the other Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.

          (d)    First Day Motion/Orders.    All motions and orders submitted to the Bankruptcy Court on or about the Petition Date shall be in form and substance reasonably satisfactory to the Agents, and the Agents shall be reasonably satisfied with any Cash Collateral arrangements applicable to any material pre-Petition Date secured obligations of the Loan Parties.

          (e)    Repayment of the Prepetition Receivables Facility.    The Administrative Agent shall have received satisfactory evidence that (i) the Prepetition Receivables Facility shall have been terminated and that the Prepetition Receivables Facility Obligations shall have been paid in full with the initial Extension of Credit hereunder, (ii) all lockbox agreements and other similar arrangements in favor of the Prepetition Receivables Facility Agent shall have been assigned to the Administrative Agent, for the benefit of the Lenders, pursuant to documentation reasonably satisfactory to the Administrative Agent, (iii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith and (iv) Superior Essex Funding LLC shall have been, or shall be concurrently with the occurrence of the events described in clause (i), merged with and into the Borrower.

          (f)    Payment of Fees; Expenses.    The Borrower shall have paid to the Administrative Agent and each Lender, as applicable, the then unpaid balance of all accrued and unpaid Fees owed under and pursuant to this Agreement or the Interim Order and all amounts payable under

  Section 2.23(c) and all out-of-pocket expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel and other advisors to the Administrative Agent and the Lenders on the Closing Date) on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by Holdings to the Administrative Agent on or before the Closing Date.

          (g)    Projections/Budget.    The Borrower shall have delivered to the Administrative Agent and the Lenders (a) a detailed consolidated budget for the 2003 fiscal year of Holdings and its Subsidiaries (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the 2003 fiscal year of the Borrower, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the "Projections"), and (b) the Budget in form and substance reasonably satisfactory to the Agents which in each case shall be accompanied by a certificate of a Responsible Officer stating that such Projections or Budget, as applicable, are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and that such Responsible Officer has not had reason to believe that such Projections or Budget, as applicable, in light of such assumptions are incorrect or misleading in any material respect.

          (h)    Insurance.    The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 5.5 shall be satisfied (except as otherwise permitted thereunder to be delivered after the Closing Date).

          (i)    Legal Opinion.    The Administrative Agent shall have received the legal opinion of Proskauer Rose LLP, counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders and otherwise substantially in the form of Exhibit F hereto, such legal opinion to cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

          (j)    Lien Searches.    The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized and where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.2 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

          (k)    Inspection Rights; Compliance.    The Loan Parties shall have granted the Administrative Agent access to and the right to inspect all non-privileged reports, audits and other internal information of the Loan Parties relating to environmental matters and any third party verification of certain matters relating to compliance with Environmental Laws and regulations reasonably requested by the Administrative Agent, and the Administrative Agent shall be reasonably satisfied that the Loan Parties are in compliance in all material respects with all applicable Environmental Laws and regulations and be satisfied with the costs of maintaining such compliance.

          (l)    Pledged Stock; Stock Powers; Pledged Notes.    The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant hereto together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant hereto endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

          (m)    Additional Matters.    All corporate and other proceedings, and all documents, resolutions, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Agents, and the Agents shall have received such legal opinions and other documents and information (financial or otherwise) in respect of any aspect or consequence of the transactions contemplated hereby or thereby as they shall reasonably request.

        4.2.    Conditions to Each Extension of Credit.    The obligation of the Lenders and each Fronting Bank to make each Extension of Credit, including the initial Extension of Credit, is subject to the following conditions precedent:

          (a)    Notice.    The Administrative Agent shall have received a Borrowing Certificate and, in the case of a Letter of Credit, the applicable Fronting Bank shall have received an L/C Application, as the case may be.

          (b)    Representations and Warranties.    All representations and warranties contained in or pursuant to this Agreement and the other Loan Documents, or otherwise made in writing in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of each Extension of Credit hereunder with the same effect as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date), including that since the Petition Date there shall not have occurred any event, series of events or occurrence (including acts of terrorism or war directly affecting the Borrower or its Subsidiaries) that has had, or could reasonably be expected to have, a Material Adverse Effect.

          (c)    No Default or Event of Default.    No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Extension of Credit on such Borrowing Date.

          (d)    Bankruptcy Court Approval.    The Interim Order shall be in full force and effect and shall not have been stayed, reversed, vacated, rescinded, modified or amended in any respect; provided that at the time of the making of any Loan or the issuance of any Letter of Credit the aggregate amount of either of which, when added to the sum of the principal amount of all Loans then outstanding and the Letter of Credit Outstandings, would exceed the amount authorized by the Interim Order (collectively, the "Additional Credit"), the Administrative Agent and each of the Lenders shall have received a certified copy of the Final Order which, in any event, shall have been entered by the Bankruptcy Court no later than forty (40) days after the entry of the Interim Order and at the time of the extension of any Additional Credit the Final Order shall be in full force and effect, and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Administrative Agent, the Required Lenders and the Prepetition Agent; and if either the Interim Order or the Final Order is the subject of a pending appeal in any respect, none of the making of such Extensions of Credit, the grant of Liens and Superpriority Claims pursuant to Sections 2.23 or 2.24 or the performance by the Borrower or any Guarantor of any of their respective obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal.

          (e)    Payment of Fees.    The Borrower shall have paid to the Administrative Agent and the Lenders the then unpaid balance of all accrued and unpaid Fees, expenses and other amounts then due and payable under and pursuant to this Agreement (including without limitation, amounts payable under Section 2.23(c)) or the Interim Order (or the Final Order, as applicable).

          (f)    Borrowing Base Certificate.    The Administrative Agent shall have received the timely delivery of the most recent Borrowing Base Certificate (dated no more than seven (7) days prior to the making of a Loan or the issuance of a Letter of Credit) required to be delivered hereunder.

The request by the Borrower for, and the acceptance by the Borrower of, each Extension of Credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.2 have been satisfied or waived at that time.

SECTION 5

AFFIRMATIVE COVENANTS

        Each of the Loan Parties hereby agrees that, so long as the Commitments remain in effect, any Extension of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (other than Letters of Credit, together with all fees that have accrued and will accrue thereon through the stated termination date of such Letters of Credit, which have been supported in the manner described in Section 2.2(b)), such Loan Party shall and shall cause each of their Subsidiaries to:

        5.1.    Financial Statements, Etc.    In the case of the Borrower, deliver to the Administrative Agent and each Lender:

          (a)  as soon as available and in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, stockholders' equity and of cash flows for such year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year;

          (b)  as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Holdings, a copy of the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year, accompanied by a certificate of a Responsible Officer, which certificate shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of Holdings and its consolidated Subsidiaries, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes);

          (c)  not later than 30 days after the end of each month, the unaudited consolidated balance sheet and the unaudited consolidated statement of income and of cash flows of Holdings and its consolidated Subsidiaries for such fiscal month, together with a comparison to the Projections for the period through the end of such month, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal quarter-end and year-end audit adjustments and the absence of footnotes); and

          (d)  as soon as available, but in any event by the Wednesday of each week, a forecast, in a substantially the same form as provided under the Prepetition Credit Facility, for the succeeding 13-week period of the projected consolidated cash flows of the Loan Parties, taken as a whole.

All such financial statements delivered pursuant to Sections 5.1(a), (b) and (c) shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

        5.2.    Certificates; Other Information.    In the case of the Borrower, deliver to the Administrative Agent and each Lender:

          (a)  Concurrently with the delivery of the financial statements referred to in Section 5.1(a) for the 2003 fiscal year of the Borrower and thereafter, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b)  concurrently with the delivery of the financial statements referred to in Section 5.1(a), (b) and (c), a certificate of a Responsible Officer of the Borrower (i) stating that, to the Responsible Officer's knowledge, after reasonable investigation, the Borrower and each of the Guarantors during such period has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in this Agreement, the Notes and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing, except, in each case, as specified in such certificate and (ii) setting forth the calculations required to determine compliance with the covenants set forth in Section 6;

          (c)  promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, that any Loan Party shall have filed with the Securities and Exchange Commission (or any Governmental Authority which succeeds to the powers and functions thereof) or any national securities exchange;

          (d)  promptly following the delivery thereof to any Loan Party or to the Board of Directors or management of any Loan Party, a copy of any management letter or report by independent public accountants with respect to the financial condition, operations or business of Holdings and its Subsidiaries or of the Borrower and its Subsidiaries;

          (e)  to the Administrative Agent and counsel to the Administrative Agent, at least one day prior to such filing or distribution, copies of all pleadings, motions, applications, judicial information, financial information and other documents to be filed by or on behalf of the Borrower or any of the Guarantors with the Bankruptcy Court or the United States Trustee in the Cases, or to be distributed by or on behalf of the Borrower or any of the Guarantors to any official committee appointed in the Cases (other than (a) pleadings, motions applications or other filings which would reasonably expected to be immaterial to the Administrative Agent and the Lenders or (b) emergency pleadings, motions or other filings where, despite such Debtor's best efforts, such one-day notice is impracticable); and

          (f)    promptly upon request, such other material information (financial or otherwise, including without limitation, any Plan or Multiemployer Plan and any material reports or other material information required to be filed with any Governmental Authority by the Borrower or any Commonly Controlled Entity under ERISA) as may be reasonably requested by the Administrative Agent or any Lender.

        5.3.    Payment of Obligations.    Except in accordance with the Bankruptcy Code or by an applicable order of the Bankruptcy Court pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, (i) all its material obligations of whatever nature that constitute administrative expenses under Section 503(b) of the Bankruptcy Code in the Cases, except, so long as no material property (other than money for such obligation and the interest or penalty accruing thereon) of any Loan Party is in danger of being lost or forfeited as a result thereof, no such obligation need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Loan Parties and (ii) all obligations arising prepetition permitted to be paid postpetition but prior to confirmation of a Reorganization Plan by order of the Bankruptcy Court that has been entered with the consent of (or non-objection by) the Required Lenders.

        5.4.    Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law.     (a) Preserve, renew and keep in full force and effect its legal existence (other than the merger of Superior Essex Funding LLC with and into the Borrower), (b) take all reasonable action to maintain all rights, privileges and franchises reasonably necessary or desirable in the normal conduct of its business, except (i) as otherwise permitted pursuant to Section 6.4 and Section 6.5 or (ii) to the extent failure to do so could not reasonably be expected, in the aggregate, to have a Material Adverse Effect, and (c) subject to the effect of the Cases, comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

        5.5.    Maintenance of Property; Insurance.    Keep and maintain all of its property necessary to the conduct of its business in good working order and condition subject to ordinary wear and tear and obsolescence and from time to time make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain with financially sound and reputable insurance companies insurance policies (or, where appropriate, self-insurance) on all of its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are customarily insured against by companies engaged in the same or a similar business, which policies, within 45 days after the Closing Date, shall name the Administrative Agent as the loss payee for the proceeds of any such policy; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

        5.6.    Inspection of Property; Books and Records; Discussions.    Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and, upon reasonable prior notice to the Borrower through the Administrative Agent, permit representatives of the Administrative Agent, the Syndication Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time or times during normal business hours and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants and with their financial advisors; provided, however, that with respect to access to the properties for inspections relating to environmental matters, representatives of the Administrative Agent, the Syndication Agent or any such Lenders shall only have the right to inspect (a) if a Default or an Event of Default has occurred and is continuing or (b) once every twelve (12) months during the term of this Agreement or more frequently if there is a reasonably basis to believe that a condition exists or event has occurred at or affecting the Property which is reasonably likely to give rise to liability under Environmental Laws.

        5.7.    Notices.    Promptly, and in any event within five Business Days after a Responsible Officer becomes aware thereof (except as otherwise provided in (e) below), give notice to the Administrative Agent, with a copy for each Lender, of:

          (a)  the occurrence of any Default or Event of Default;

          (b)  any (i) default or event of default under any post-Petition Date Contractual Obligation of any Group Member that could reasonably be expected to have a Material Adverse Effect; or (ii) litigation, investigation or proceeding which may exist at any time between a Group Member and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c)  any post-Petition Date litigation or proceeding affecting any Group Member (i) an adverse determination in which could reasonably be expected to have a Material Adverse Effect or (ii) in which injunctive or similar relief is sought;

          (d)  any adverse change, development or event, other than changes, developments or events which result from the Cases or a general deterioration of the U.S. economy, which could reasonably be expected to have a Material Adverse Effect;

          (e)  the following events, as soon as practicable and in any event within 30 days after any Group Member knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, ERISA Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, ERISA Reorganization or Insolvency of, any Plan in the case of each of the foregoing clauses (i) or (ii) where such event has had or could reasonably be expected to have a Material Adverse Effect; and

          (f)    any written notices or other material indicating the presence or suspected presence of Materials of Environmental Concern on, at, or under any property of any Group Member, or any part thereof, in violation of, or in a manner or condition that has resulted or is reasonably likely to result, in the reasonable judgment of a Responsible Officer of the Borrower, in the payment of a Material Environmental Amount.

Each notice pursuant to this subsection shall be accompanied or provided as soon as practicable thereafter by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings has taken or proposes to take with respect thereto.

        5.8.    Environmental Laws.

          (a)  Comply in all material respects with, and take reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

          (b)  Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities under applicable Environmental Laws; provided, however, that Holdings and the Borrower may use all lawful means to protest or challenge the imposition by any Governmental Authority of any requirements under any such lawful orders, directives or that otherwise arise under applicable Environmental Laws.

        5.9.    Collateral Monitoring.    Upon reasonable prior notice and during normal business hours, at any time upon the reasonable request of the Administrative Agent, the Syndication Agent or the Required Lenders through the Administrative Agent, permit the Administrative Agent, the Syndication Agent or professionals (including without limitation, internal and third party consultants, accountants and appraisers) retained by the Administrative Agent or the Syndication Agent or their respective professionals to conduct evaluations and appraisals of (i) the Borrower's practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base, and pay the reasonable fees and expenses in connection therewith (including without limitation, the reasonable and customary fees and expenses associated with the Administrative Agent's collateral monitoring group); provided, however, that representatives of the Administrative Agent or the Syndication Agent shall only have a right to conduct such evaluations or appraisals (a) if a Default or an Event of Default has occurred and is continuing or (b) once every quarter during the term of this Agreement (it being understood that only the Administrative Agent shall have the right to conduct such quarterly evaluations or appraisals, provided, however, that if the Administrative Agent shall not elect to conduct such evaluation or appraisal in any particular quarter, the Syndication Agent shall be permitted to conduct such evaluation or appraisal for such quarter; provided, further, that if either Agent conducts such evaluations or appraisals pursuant to this Section 5.19, the other Agent shall be permitted to participate in such evaluations or appraisals and all such evaluations and appraisals shall promptly be distributed to the Lenders) or more frequently if there is a reasonable basis to believe that there are discrepancies in the Borrowing Base as computed by the Borrower. In connection with any collateral monitoring, review or appraisal relating to the computation of the Borrowing Base, and following disclosure to the Borrower of the results thereof, the Borrower shall make such adjustments to the Borrowing Base as the Administrative Agent, with the consent of the Required Lenders to the extent any such adjustment would have the effect of increasing availability under the Borrowing Base, shall reasonably require based upon the terms of this Agreement and results of such collateral monitoring, review or appraisal.

        5.10.    Obligations and Taxes.    Pay all of their material obligations arising after the Petition Date promptly and in accordance with their terms and pay and discharge promptly all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property arising after the Petition Date, before the same shall become in default as well as all material lawful claims for labor, materials and supplies or otherwise arising after the Petition Date which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that the Loan Parties shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings (if the Loan Parties shall have set aside on their books adequate reserves therefor).

        5.11.    Employee Benefits.    Comply (and with respect to Plans covered by Title IV of ERISA, cause their respective Commonly Controlled Entities to comply) in all material respects with the applicable provisions of ERISA and the Code and other applicable laws, rules and regulations with respect to any Plan, the failure of which could reasonably be expected to result in a Material Adverse Effect.

        5.12.    Borrowing Base Certificate.    Furnish to the Agents as soon as available and in any event (i) on or before the initial Extension of Credit hereunder and thereafter on or before the fifth Business Day of each week, a weekly Borrowing Base Certificate as of the last Business Day of the immediately preceding week, (ii) if requested by the Administrative Agent or the Required Lenders at any other time when the Administrative Agent or the Required Lenders reasonably believes or believe, as the case may be, that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available but in no event later than the Business Day following such request, a Borrowing Base Certificate showing the Borrowing Base as of the date so requested (it being understood that for purposes of calculating the Borrowing Base pursuant to this clause (ii), Eligible Inventory shall be calculated as of the fifth Business Day prior to the date so requested), in each case with supporting documentation, (iii) by no later than 11:00 A.M., New York time, on each Business Day if the Available Commitments as of the immediately preceding Business Day is less than $10,000,000, a Borrowing Base Certificate showing the Borrowing Base as of such immediately preceding Business Day (it being understood that for purposes of calculating the Borrowing Base pursuant to this clause (iii), Eligible Inventory shall be calculated as of the fifth Business Day prior to such immediately preceding Business Day), in each case with supporting documentation, and (iv) such other supporting documentation and additional reports with respect to the Borrowing Base as the Administrative Agent shall reasonably request.

        5.13.    Further Assurances.    At the cost and expense of the Borrower, execute and file all such further documents and instruments, and perform such other acts, as the Administrative Agent or the Required Lenders may reasonably determine are necessary or advisable to maintain the Liens granted to the Administrative Agent in connection with this Agreement and the Interim Order (or the Final Order, as applicable) and to maintain the priority of such Liens purported to be granted pursuant to this Agreement and the Interim Order (or the Final Order, as applicable). Without limiting the generality of the foregoing, the Loan Parties shall assist the Administrative Agent and the Lenders in the preparation and filing of any Uniform Commercial Code financing statements reasonably requested by the Administrative Agent or the Required Lenders.

        5.14.    Sharing of Information.    Immediately deliver to the Administrative Agent and the Lenders any and all documentation relating in any way to a bona fide solicitation, offer, or proposed disposition of any material amount of property, including but not limited to, letters of inquiry, solicitations, letters of intent or asset purchase agreements.

        5.15.    2002 Tax Refund.    Promptly take all actions necessary to obtain the 2002 Tax Refund.

        5.16.    Collateral Access Agreements.    Use their respective best efforts to obtain a collateral access agreement reasonably satisfactory to the Administrative Agent from each lessor of property leased by any Loan Party where Eligible Inventory is located.

SECTION 6

NEGATIVE COVENANTS

        Each of the Loan Parties hereby agrees that, so long as the Commitments remain in effect, any Note or any Letter of Credit Outstandings remain outstanding and unpaid (other than Letters of Credit together with all fees that have accrued and will accrue thereon through the stated termination date of such Letters of Credit, which have been supported in a manner in the manner described in Section 2.2(b)) or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, such Loan Party shall not, and shall not permit any Subsidiary to, directly or indirectly:

        6.1.    Limitation on Indebtedness.    Create, incur, assume or suffer to exist any Indebtedness, except:

          (a)  Indebtedness under this Agreement and the other Loan Documents;

          (b)  Indebtedness outstanding on the Petition Date and listed on Schedule 6.1, but excluding the refinancing of any such Indebtedness;

          (c)  Indebtedness of the Borrower to any Subsidiary and of any wholly owned Guarantor to the Borrower or any Subsidiary Guarantor; and

          (d)  Indebtedness of (x) Subsidiaries incorporated under the laws of the United Kingdom to any Loan Party arising between the Petition Date and the Termination Date in an amount not to exceed $2,000,000, (y) Subsidiaries incorporated under the laws of Canada to any Loan Party arising between the Petition Date and the Termination Date in an amount not to exceed $1,000,000 and (z) Subsidiaries incorporated under the laws of Mexico in an amount not to exceed $1,250,000 per calendar month.

        6.2.    Limitation on Liens.    Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

          (a)  Liens existing on the Petition Date and listed on Schedule 3.6;

          (b)  carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlords' or other similar Liens arising in the ordinary course of business which in the aggregate do not materially detract from the value of the property or assets or materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

          (c)  pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

          (d)  Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if, unless the amount thereof is not material with respect to its financial condition, adequate reserves with respect thereto are maintained on the books of Holdings or the affected Subsidiaries, as the case may be, in accordance with GAAP;

          (e)  deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business;

          (f)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members;

          (g)  Liens granted to the vendor or Person financing the acquisition or lease of equipment, fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of such equipment, fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds of such property in accordance with the instrument creating such Lien, (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property and (iv) the aggregate amount of Indebtedness secured by all such Liens does not exceed $1,000,000 in the aggregate;

          (h)  Liens granted to the Administrative Agent and the Lenders; and

          (i)    Liens in favor of the Prepetition Secured Parties as adequate protection granted pursuant to the Interim Order (or the Final Order, as applicable), which Liens are junior to the Liens contemplated hereby in favor of the Administrative Agent and the Lenders, it being understood that the Interim Order (or the Final Order, as applicable) will provide that the holder of such junior Liens shall not be permitted to take any action to enforce their rights with respect to such junior Liens so long as any amounts shall remain outstanding hereunder or any Commitment shall be in effect.

        6.3.    Limitation on Guarantee Obligations.    Create, incur, assume or suffer to exist any Guarantee Obligation except for:

          (a)  Guarantee Obligations existing on the Petition Date and listed on Schedule 6.3;

          (b)  Guarantee Obligations, incurred in the ordinary course of business and consistent with past practices, of Holdings or the Borrower in respect of the obligations of any wholly owned Guarantor, or of any other Guarantor of the obligations of Holdings, the Borrower or any wholly owned Guarantor;

          (c)  Guarantees by Holdings or the Borrower of Indebtedness and other obligations of Subsidiaries that are permitted to be incurred under this Agreement; and

          (d)  Guarantee Obligations of the Guarantors under this Agreement and the Orders.

        6.4.    Prohibition on Fundamental Changes.    Enter into any acquisition, merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets or make any material change in its present method of conducting business (it being acknowledged that changes to the operating and internal management structure of the Borrower, such as the merger of certain business divisions or the consolidation of certain management functions within the Loan Parties shall not constitute a material change in the method of conducting business) or create or acquire any new Subsidiaries, except that:

          (a)  any Subsidiary of Holdings (other than the Borrower) may be merged or consolidated with or into any Guarantor so long as the surviving entity of such merger is a Guarantor; and

          (b)  any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Holdings, the Borrower or any wholly owned Guarantor.

        6.5.    Limitation on Sale of Assets.    Convey, sell, lease, assign, transfer or otherwise dispose of any of its property or business (including without limitation, accounts and leasehold interests), whether now owned or hereafter acquired, except:

          (a)  the sale, lease or other disposition of Inventory, materials and equipment and uneconomical, obsolete, surplus or worn out property for fair market value in the ordinary course of business;

          (b)  transactions of the type permitted by Section 6.4;

          (c)  the sale or exchange of specified items of machinery or equipment, so long as the proceeds of each such sale or exchange is used (or contractually committed to be used) to acquire replacement items of machinery or equipment;

          (d)  the sale of the real property and related improvements at Superior Cable Corporation's Winnipeg facility and the Borrower's Elizabethtown facility pursuant to documentation reasonably satisfactory to the Administrative Agent; provided that the net cash proceeds of each such sale are applied, within one Business Day after receipt thereof by the Borrower or any of its Subsidiaries, to repay any outstanding Loans; and

          (e)  the disposition of other property having a fair market value not to exceed $1,000,000 in the aggregate.

        6.6.    Limitation on Issuances of Capital Stock and Dividends.    Declare or pay, directly or indirectly, any dividends or make any other distribution or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of Capital Stock, or set apart any sum for the aforesaid purposes, provided that any Subsidiary of the Borrower may pay dividends to the Borrower and to any Guarantor that is its direct parent.

        6.7.    Limitation on Investments, Loans and Advances.    Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment (each, an "Investment") in, any Person, except:

          (a)  Investments in Cash Equivalents;

          (b)  Indebtedness permitted pursuant to Section 6.1(c) and (d);

          (c)  intercompany Investments (i) by any Loan Party in the Borrower or another Loan Party that, prior to such investment, is a wholly owned Guarantor or (ii) listed on Schedule 6.7;

          (d)  Investments (including debt obligations) received in connection with bankruptcy or reorganization of suppliers and customers in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (e)  hedging agreements with respect to purchases of copper and other raw materials to be used in the businesses of the Loan Parties; provided that such purchases are entered into the ordinary course of business and for bona fide business (and not speculative) purposes;

          (f)    deposits made in the ordinary course of business to secure the performance of leases or other contractual arrangements; and

          (g)  loans and advances by the Loan Parties to employees of such Loan Parties for moving and travel expenses and other similar expenses in the ordinary course of business pursuant to then-existing company policies and in accordance with applicable law in an aggregate amount not to exceed $250,000.

        6.8.    Transactions with Affiliates.    Sell or transfer any property or assets to, or otherwise engage in any other transactions with, any of its Affiliates, except that any Loan Party may engage in (i) any such transaction which is otherwise expressly permitted under this Agreement or otherwise in the ordinary course of business at prices and on terms and conditions not less favorable to such Loan Party than could be obtained in a comparable arm's-length transaction from unrelated third parties and (ii) ongoing transactions set forth in Schedule 6.8.

        6.9.    Lines of Business.    Engage to any substantial extent in any line or lines of business activity other than (i) businesses of the type as those in which the Loan Parties are engaged on the Closing Date or which are related thereto and (ii) as required by the Bankruptcy Code.

        6.10.    Concentration Account.    Fail to maintain a system of cash management (as more particularly described in the first-day motion approved by the Administrative Agent) that concentrates certain funds on a daily basis in the Concentration Account. In connection with the maintenance of the foregoing, the Borrower shall seek the entry of appropriate first day orders, satisfactory to the Administrative Agent and the Borrower providing for the implementation of such cash management system. Subject to the Orders, Holdings may direct the transfer of available funds on deposit in the Concentration Account to disbursement accounts of the Borrower and, subject to Section 6.7, other Subsidiaries of the Borrower.

        6.11.    Chapter 11 Claims.    Incur, create, assume, suffer to exist or permit any other Superpriority Claim or Lien which is pari passu with or senior to the claims of (a) the Administrative Agent and the Lenders granted pursuant to this Agreement and the Interim Order (or the Final Order, as applicable) or (b) other than for claims referenced in clause (a), the Prepetition Secured Parties pursuant to Sections 2.23 and 2.24 and the Interim Order (or the Final Order, as applicable), except in each case for the Carve-Out and Permitted Liens which, in accordance with the Interim Order (or the Final Order, as applicable), are senior to such Liens.

        6.12.    Reclamation Claims; Bankruptcy Code Section 546(g) Agreements.    (a) Make any payments or transfer any property on account of claims asserted by any vendors of any Loan Party for reclamation in accordance with Section 2-702 of the Uniform Commercial Code and Section 546(c) of the Bankruptcy Code or (b) enter into any agreements or file any motion seeking a Bankruptcy Court order for the return of property of any Loan Party to any vendor pursuant to Section 546(g) of the Bankruptcy Code in the aggregate for clauses (a) and (b) in excess of $500,000 in the aggregate.

        6.13.    Capital Expenditures.    Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditure, except Capital Expenditures of the Loan Parties in an aggregate amount at any time during each of the periods set forth below not to exceed the amount set forth below opposite such period:

Period	Cumulative Capital Expenditures
February 1, 2003 - April 30, 2003	$3,585,000
February 1, 2003 - May 31, 2003	$4,658,000
February 1, 2003 - June 30, 2003	$5,845,000
February 1, 2003 - July 31, 2003	$6,877,000
February 1, 2003 - August 31, 2003	$7,950,000
February 1, 2003 - September 30, 2003	$9,147,000
February 1, 2003 - October 31, 2003	$10,219,000
February 1, 2003 - November 31, 2003	$11,277,000
February 1, 2003 - December 31, 2003	$12,424,000
February 1, 2003 - January 31, 2004	$13,965,000

        6.14.    Use of Proceeds.    (a) Use the proceeds of the Loans or the Letters of Credit for purposes other than those described in Section 3.9, or (b) use any portion of the Loans, the Letters of Credit, the Collateral, the Carve-Out or the Cash Collateral of the Prepetition Secured Parties to commence or prosecute any Prohibited Claim (provided that the restriction in the foregoing clause (b) does not apply to investigations of Prohibited Claims).

        6.15.    Consolidated EBITDA.    Permit cumulative Consolidated EBITDA for the Borrower and its consolidated Subsidiaries at the end of the periods set forth below to be less than the amount set forth below opposite such period:

Period	Cumulative Consolidated EBITDA
February 1, 2003 - April 30, 2003	$7,573,000
February 1, 2003 - May 31, 2003	$11,940,000
February 1, 2003 - June 30, 2003	$16,078,000
February 1, 2003 - July 31, 2003	$20,155,000
February 1, 2003 - August 31, 2003	$24,450,000
February 1, 2003 - September 30, 2003	$28,389,000
February 1, 2003 - October 31, 2003	$32,390,000
February 1, 2003 - November 31, 2003	$34,809,000
February 1, 2003 - December 31, 2003	$35,521,000
February 1, 2003 - January 31, 2004	$41,540,000

        6.16.    Collections.    Fail to pursue rights to collect, as and when due, accounts receivable and other charges with respect to post-petition management or administrative services in respect of the Supply and Transitional Services Agreement, dated as of December 11, 2002, by and among Alpine Holdco Inc., a Delaware corporation, Essex Electric Inc., a Delaware corporation and Holdings.

        6.17.    Changes to Credit and Collection Policies.    Make any material change in its Credit and Collection Policy which, in the reasonable opinion of the Administrative Agent, would materially and adversely affect the collection of Receivables.

        6.18.    Receivables.    Discount or otherwise dispose of Receivables owing to any Loan Party, except (i) for purposes of collection in the ordinary course of business or (ii) in connection with the sale of the Loan Party to the extent not prohibited under Section 6.5 hereof.

SECTION 7

EVENTS OF DEFAULT

        If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

          (a)  The Borrower shall fail to (i) pay any principal under any Note or under this Agreement, including without limitation, pursuant to Section 2.12 hereof, when due in accordance with the terms thereof or hereof or to reimburse each Fronting Bank in accordance with Section 2.2(d) or (ii) pay any interest on any Note or under this Agreement, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

          (b)  Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c)  Any Loan Party shall default in the observance or performance of any covenant or other agreement contained in Section 5.4(a) (with respect to Holdings and the Borrower), Section 5.7(a) or Section 6 hereof; or

          (d)  Any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7), and such default shall continue unremedied for a period of 10 days; or

          (e)  Any Group Member shall (i) default in any payment of principal of or interest on any post-petition Indebtedness permitted under Section 6.1, or in the payment of any post-petition Guarantee Obligation permitted under Section 6.3, in either case in an outstanding principal amount in excess of $500,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such post-petition Indebtedness or post-petition Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such Guarantee Obligation or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries to cause, with the giving of notice if required (but after the expiration of all grace periods applicable thereto), such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable, provided, however, this clause (ii) shall not apply to Indebtedness that becomes due solely as a result of the voluntary sale or transfer of property or assets to the extent such sale or transfer is permitted by the terms of such Indebtedness; or

          (f)    Any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or a trustee under Chapter 11 of the Bankruptcy Code shall be appointed in any of the Cases; or

          (g)  (i) An order of the Bankruptcy Court shall be entered granting another Superpriority Claim or Lien pari passu with or senior to that granted (x) to the Lenders and the Administrative Agent pursuant to this Agreement and the Interim Order (or the Final Order, as applicable), or (y) to the Prepetition Secured Parties pursuant to the Interim Order (or the Final Order, as applicable) (other than pursuant to clause (x) above), (ii) an order of the Bankruptcy Court shall be entered reversing, staying for a period in excess of 10 days, vacating or otherwise amending, supplementing or modifying the Interim Order (or the Final Order, as applicable) without the written consent of the Agents; (iii) the Prepetition Secured Parties' Cash Collateral shall be used in a manner inconsistent with the Interim Order (or the Final Order, as applicable), (iv) an order of a court of competent jurisdiction shall be entered terminating the use of the Prepetition Secured Parties' Cash Collateral; or (v) an order of the Bankruptcy Court shall be entered under Section 1106(b) of the Bankruptcy Code in any of the Cases appointing an examiner having enlarged powers relating to the operation of the business of the Loan Parties (i.e., powers beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) and such order shall not be reversed or vacated within 30 days after the entry thereof; or

          (h)  Any Group Member shall make any payments relating to pre-Petition Date obligations other than (i) as permitted under the Interim Order (or the Final Order, as applicable), (ii) in respect of accrued payroll and related expenses and employee benefits as of the Petition Date, (iii) in accordance with, and to the extent authorized by, "first day" orders reasonably satisfactory to the Administrative Agent (including in respect of certain critical vendors and other creditors) and (iv) as otherwise permitted under this Agreement, including pursuant to the orders described in Section 4.1(d) and in connection with adequate protection payments described in Section 2.23(c); or

          (i)    The entry of an order granting relief from the automatic stay so as to allow a third party to proceed against any property of any Group Member which has a value in excess of $500,000 in the aggregate; or

          (j)    The filing of any pleading by any Group Member seeking, or otherwise consenting to, any of the matters set forth in paragraphs (f), (g) or (i) above in this Section; or

          (k)  (i) One or more judgments or decrees required to be satisfied as an administrative expense claim shall be entered after the Petition Date against any Group Member involving in the aggregate a liability (to the extent not paid or fully covered by insurance) of $500,000 or more and all such judgments or decrees shall not have been vacated, stayed or bonded pending appeal within the time required by the terms of such judgment or applicable law; or (ii) there shall be rendered against any Loan Party a non-monetary judgment with respect to a post-petition event which causes or would reasonably be expected to cause a Material Adverse Effect; or

          (l)    It shall be determined (whether by the Bankruptcy Court or by any other judicial or administrative forum) that any Group Member is liable for the payment of claims arising out of any failure to comply (or to have complied) with applicable Environmental Laws or regulations the payment of which could reasonably be expected to have a Material Adverse Effect; or

          (m)  Except as permitted under the Interim Order (or the Final Order, as applicable), any proceeding shall be commenced by any Loan Party seeking, or otherwise consenting to, (i) the invalidation, subordination or other challenging of the Superpriority Claims and Liens granted to secure the Obligations or (ii) any relief under Section 506(c) of the Bankruptcy Code with respect to any Collateral; or

          (n)  Any Loan Party files a Reorganization Plan that does not provide for the indefeasible payment in full in cash on the effective date of such Reorganization Plan of the Obligations; or

          (o)  (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or ERISA Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

          (p)  There shall occur a Change of Control; or

          (q)  The Borrower shall fail to deliver a certified Borrowing Base Certificate when due and such default shall continue unremedied for more than three (3) days; or

          (r)  Failure to maintain the employment of Rothschild Inc. or such other financial advisor reasonably acceptable to the Administrative Agent; or

          (s)  The guarantee contained in Section 9 or any other material provision of any Loan Document shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

then, and in every such event and at any time thereafter during the continuance of such event, and without further order of or application to the Bankruptcy Court, the Administrative Agent may, and, at the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower (with a copy to the Prepetition Credit Facility Agent, counsel for any statutory committee appointed in the Cases and to the United States Trustee), take one or more of the following actions, at the same or different times (provided that with respect to clause (iv) below and the enforcement of Liens or other remedies with respect to the Collateral under clause (v) below, the Administrative Agent shall provide the Borrower (with a copy to the Prepetition Credit Facility Agent, counsel for any statutory committee appointed in the Cases and to the United States Trustee) with five Business Days' written notice prior to taking the action contemplated thereby): (i) terminate forthwith the Commitments; (ii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans, any Letter of Credit Outstandings constituting then drawn and unreimbursed Letters of Credit, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) require the Loan Parties upon demand to forthwith deposit in the L/C Cash Collateral Account cash in an amount such that the aggregate amount on deposit in the L/C Cash Collateral Account is equal to 105% of the face amount of each outstanding and undrawn Letter of Credit and, to the extent the Borrower shall fail to furnish such funds as demanded by the Administrative Agent, the Administrative Agent shall be authorized to debit the accounts of the Loan Parties maintained with the Administrative Agent in such amount for the deposit of such amounts in the L/C Cash Collateral Account; (iv) subject to the Interim Order (or the Final Order, as applicable), set-off amounts in the L/C Cash Collateral Account, the Concentration Account or any other accounts of the Loan Parties and apply such amounts to the Obligations of the Loan Parties hereunder and under the other Loan Documents in accordance with Section 10.3; and (v) exercise any and all remedies under this Agreement, the Orders, and applicable law available to the Administrative Agent and the Lenders.

SECTION 8

THE AGENTS

        8.1.    Appointment.    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

        8.2.    Delegation of Duties.    The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

        8.3.    Exculpatory Provisions.    Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

        8.4.    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts reasonably selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

        8.5.    Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

        8.6.    Non-Reliance on Agents and Other Lenders.    Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

        8.7.    Indemnification.    The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Commitment Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Commitment Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

        8.8.    Agent in Its Individual Capacity.    Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

        8.9.    Successor Administrative Agent.    The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as

Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

        8.10.    Syndication Agent.    The Syndication Agent shall not have any duties or responsibilities hereunder in its capacity as such or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agent.

        8.11.    Collateral Security.    The Administrative Agent will hold, administer and manage any Collateral pledged from time to time hereunder either in its own name or as Administrative Agent, but each Lender shall hold a direct, undivided pro-rata beneficial interest therein, on the basis of its proportionate interest in the secured obligations, by reason of and as evidenced by this Agreement and the other Loan Documents.

        8.12.    Enforcement by the Administrative Agent.    All rights of action under this Agreement and under the Notes and all rights to the Collateral hereunder may be enforced by the Administrative Agent and any suit or proceeding instituted by the Administrative Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent without the necessity of joining as plaintiffs or defendants any other Lenders, and the recovery of any judgment shall be for the benefit of Lenders subject to the expenses of the Administrative Agent.

SECTION 9

GUARANTEE

        9.1.    Guarantee.    (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns permitted hereunder, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

        (b)  Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor under this Section 9.1 and under the other Loan Documents shall in no event exceed the amount which is permitted under applicable federal and state laws relating to the insolvency of debtors.

        (c)  Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 9 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

        (d)  The guarantee contained in this Section 9 shall remain in full force and effect until all the Obligations and the obligations of each Guarantor under the guarantee contained in this Section 9 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Obligations.

        (e)  No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.

        9.2.    Right of Contribution.    Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor's right of contribution shall be subject to the terms and conditions of Section 9.3. The provisions of this Section 9.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

        9.3.    No Subrogation.    Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

        9.4.    Amendments, etc. with respect to the Obligations.    Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection herewith or therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 9 or any property subject thereto.

        9.5.    Guarantee Absolute and Unconditional.    Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 9 or acceptance of the guarantee contained in this Section 9; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 9; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 9. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 9 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under the guarantee contained in this Section 9, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

        9.6.    Reinstatement.    The guarantee contained in this Section 9 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

        9.7.    Payments.    Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

SECTION 10

REMEDIES; APPLICATION OF PROCEEDS

        10.1    Remedies; Obtaining the Collateral Upon Default.    Upon the occurrence and during the continuance of an Event of Default (and after notice of such Event of Default, if required), to the extent any such action is not inconsistent with the Interim Order (or the Final Order, as applicable) or Section 7, the Administrative Agent, in addition to any rights now or hereafter existing under applicable law, and without application to or order of the Bankruptcy Court, shall have all rights as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions and may:

          (a)  personally, or by agents or attorneys, immediately retake possession of the Collateral or any part thereof, from the Borrower, any Guarantor or any other Person who then has possession of any part thereof with or without notice or process of law (but subject to any Requirements of Law), and for that purpose may enter upon the Borrower's or any Guarantor's premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Borrower or such Guarantor;

          (b)  instruct the obligor or obligors on any agreements, instrument or other obligation constituting the Collateral to make any payment required by the terms of such instrument or agreement directly to the Concentration Account or the L/C Cash Collateral Account;

          (c)  withdraw all monies, securities and instruments in the Concentration Account or the L/C Cash Collateral Account for application to the Obligations in accordance with Section 10.3;

          (d)  sell, assign or otherwise liquidate, or direct any Loan Party to sell, assign or otherwise liquidate, any or all of the Collateral or any part thereof in accordance with Section 10.2, and take possession of the proceeds of any such sale, assignment or liquidation; and

          (e)  take possession of the Collateral or any part thereof, by directing the Borrower and any Guarantor in writing to deliver the same to the Administrative Agent at any place or places designated by the Administrative Agent, in which event the Borrower and such Guarantor shall at its own expense:

            (i)    forthwith cause the same to be moved to the place or places so designated by the Administrative Agent and there delivered to the Administrative Agent,

            (ii)  store and keep any Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent as provided in Section 10.2, and

            (iii)  while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition;

it being understood that the Borrower's and each Guarantor's obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to the Bankruptcy Court, the Administrative Agent shall be entitled to a decree requiring specific performance by the Borrower or such Guarantor of such obligation.

        10.2.    Remedies; Disposition of the Collateral.    Upon the occurrence and during the continuance of an Event of Default, and to the extent not inconsistent with the Interim Order (or the Final Order, as applicable) or Section 7, without application to or order of the Bankruptcy Court, any Collateral repossessed by the Administrative Agent under or pursuant to Section 10.1 or the Interim Order (or the Final Order, as applicable) or otherwise, and any other Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Administrative Agent may, in compliance with any Requirements of Law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Administrative Agent or after any overhaul or repair which the Administrative Agent shall determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by applicable Requirements of Law shall be made upon not less than 10 days' written notice to the Borrower specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of the Borrower or any nominee of the Borrower to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. Any such disposition which shall be a public sale permitted by applicable Requirements of Law shall be made upon not less than 10 days' written notice to the Borrower specifying the time and place of such sale and, in the absence of applicable Requirement of Law, shall be by public auction (which may, at the Administrative Agent's option, be subject to reserve), after publication of notice of such auction not less than 10 days prior thereto in USA Today and The Wall Street Journal, National Edition. Subject to Section 10.4, to the extent permitted by any such Requirement of Law, the Administrative Agent on behalf of the Lenders or any Lender may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section 10.2 without accountability to the Borrower, any Guarantor or the Prepetition Secured Parties (except to the extent of surplus money received). If, under mandatory Requirements of Law, the Administrative Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Borrower as hereinabove specified, the Administrative Agent need give the Borrower only such notice of disposition as shall be reasonably practicable.

        10.3.    Application of Proceeds.    (a) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, (i) if the Administrative Agent takes action under clause (i) or (ii) of Section 7 upon the occurrence and during the continuance of an Event of Default, any payment by any Loan Party on account of principal of and interest on the Loans and any proceeds arising out of any realization (including after foreclosure) upon the Collateral shall be applied as follows: first, to the payment of professional fees pursuant to the Carve-Out, second, to the payment in full of all costs and out-of-pocket expenses (including without limitation, reasonable attorneys' fees and disbursements) paid or incurred by the Administrative Agent or any of the Lenders in connection with any such realization upon the Collateral, third, to the payment in full of any Cash Management Obligations, fourth, as a permanent reduction of the Commitments, pro rata in accordance with each Lender's Commitment Percentage, to the payment in full of the Loans (including any accrued and unpaid interest thereon, and any fees and other Obligations in respect thereof), fifth, as a permanent reduction of the Commitments, to the payment in full of Letter of Credit Outstandings constituting unreimbursed drawings under any Letter of Credit and interest thereon, sixth, as a permanent reduction of the Commitments, to the cash collateralization of outstanding Letters of Credit by depositing cash into the L/C Cash Collateral Account such that the aggregate amount on deposit in the L/C Cash Collateral Account is equal to 105% of the face amount of all such Letters of Credit in the manner set forth in Section 2.2(b), and seventh, to the payment in full of the Prepetition Credit Facility Obligations, and (ii) any payments or distributions of any kind or character, whether in cash, property or securities, made by any Loan Party or otherwise in a manner inconsistent with clause (i) of this Section 10.3(a) shall be held in trust and paid over or delivered to the Administrative Agent so that the priorities and requirements set forth in such clause (i) are satisfied.

        (b)  It is understood that the Loan Parties shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the amount of the Obligations.

        10.4    WAIVER OF CLAIMS.    EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE BORROWER AND THE GUARANTORS HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW:

          (A)  NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT'S TAKING POSSESSION OR THE ADMINISTRATIVE AGENT'S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE BORROWER OR ANY GUARANTOR WOULD OTHERWISE HAVE UNDER ANY REQUIREMENT OF LAW;

          (B)  ALL DAMAGES OCCASIONED BY SUCH TAKING OF POSSESSION EXCEPT ANY DAMAGES WHICH ARE THE DIRECT RESULT OF THE ADMINISTRATIVE AGENT'S OR ANY LENDER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT;

          (C)  ALL OTHER REQUIREMENTS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE ADMINISTRATIVE AGENT'S RIGHTS HEREUNDER; AND

          (D)  ALL RIGHTS OF REDEMPTION, APPRAISEMENT, VALUATION, STAY, EXTENSION OR MORATORIUM NOW OR HEREAFTER IN FORCE UNDER ANY APPLICABLE LAW IN ORDER TO PREVENT OR DELAY THE ENFORCEMENT OF THIS AGREEMENT OR THE ABSOLUTE SALE OF THE COLLATERAL OR ANY PORTION THEREOF, AND EACH LOAN PARTY, FOR ITSELF AND ALL WHO MAY CLAIM UNDER IT, INSOFAR AS IT OR THEY NOW OR HEREAFTER LAWFULLY MAY, HEREBY WAIVES THE BENEFIT OF ALL SUCH LAWS.

        10.5.    Remedies Cumulative.    Each and every right, power and remedy hereby specifically given to the Administrative Agent and the Lenders shall be in addition to every other right, power and remedy specifically given under this Agreement, the Final Order or the other Loan Documents or now or hereafter existing at law or in equity, or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Administrative Agent or any Lender. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise of any other or others. No delay or omission of the Administrative Agent or any Lender in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. In the event that the Administrative Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Administrative Agent may recover reasonable expenses, including reasonable attorneys' fees, and the amounts thereof shall be included in such judgment.

        10.6.    Discontinuance of Proceedings.    In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case the Borrower, the Administrative Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the Liens granted under this Agreement and the Final Order, and all rights, remedies and powers of the Administrative Agent and the Lenders shall continue as if no such proceeding had been instituted.

SECTION 11

MISCELLANEOUS

        11.1    Amendments and Waivers.    (a) None of this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (I) enter into with the Loan Parties written amendments, supplements or modifications hereto, to the Notes and to the other Loan Documents for the purpose of adding any provisions to this Agreement, the Notes or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (II) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement, the Notes or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (w) reduce the amount or extend the scheduled date of maturity of any Loan or other Extension of Credit or Note, or reduce the stated rate of any interest or fee payable hereunder (provided, however, that only the consent of the Required Lenders shall be necessary for the waiver of payment of default interest) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, or modify the Superpriority Claim status of the Lenders in respect of any Extensions of Credit, in each case without the consent of each Lender directly affected thereby, (w) without the consent of the Administrative Agent and the Supermajority Lenders, increase the advance rates contained in the definition of the Borrowing Base, (x) without the consent of the Supermajority Lenders, release any material portion of the Collateral, (y) without the consent of all the Lenders, (i) amend, modify or waive any provision of this Section 11.1 or any other provision of any Section hereof expressly requiring the consent of all the Lenders, (ii) waive a Default or Event of Default under paragraph (g)(i) or (g)(ii) of Section 7, (iii) reduce the percentage specified in the definition of Required Lenders and Supermajority Lenders, (iv) waive the condition precedent set forth in Section 4.2(c) (unless the related Default or Event of Default could be waived by less than all the Lenders), (v) release any funds on deposit in the L/C Cash Collateral Account (other than to pay Letter of Credit Outstandings), (vi) release all or substantially all of the Collateral for the Obligations or (vii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents or (z) amend, modify or waive any provision (i) of Sections 2.2 through 2.4 without the consent of each Fronting Bank or (ii) of Section 8 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to have not occurred or to be cured and not continuing, as the parties may agree; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

        (b)  Notwithstanding anything to the contrary contained in Section 11.1(a), in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Supermajority Lenders, then with the consent of the Borrower and the Supermajority Lenders, the Borrower and the Supermajority Lenders shall be permitted to amend the Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, the "Minority Banks") to provide for (w) the termination of the Commitment of each of the Minority Banks, (x) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Supermajority Lenders, so that the Total Commitment after giving effect to such amendment shall be in the same amount as the Total Commitment immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Supermajority Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Banks immediately before giving effect to such amendment and (z) such other modifications to this Agreement as may be appropriate.

        11.2    Notices.    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Loan Parties and the Administrative Agent, and as set forth in the administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower and the Guarantors:	Superior Telecommunications Inc. One Meadowlands Plaza Suite 200 East Rutherford, NJ 07073 Attention: Stewart H. Wahrsager Telecopier No.: 201-549-4428
with copies to:
Superior Telecommunications Inc. 150 Interstate North Parkway Suite 300 Atlanta, Georgia 30339 Attention: David Aldridge Telecopier No.: 770-303-8892
Proskauer Rose LLP 1585 Broadway New York, NY 10036-8299 Attention: Jack P. Jackson, Esq. Telecopier No.: 212-969-2900

Pachulski, Stang, Ziehl, Young & Jones Professional Corporation
919 North Market Street, 16th Floor
P.O. Box 8705
Wilmington, Delaware 19899-8705
Attention: James Stang, Esq.
Telecopier No.: 302-652-4400
The Administrative Agent:	Deutsche Bank Trust Company Americas 31 West 52nd Street New York, NY 10019 Attention: Patrick W. Dowling Telecopier No.: 646-324-5329
with a copy to:
Simpson Thacher & Bartlett 425 Lexington Avenue New York, New York 10017 Attention: Kenneth S. Ziman, Esq. Telecopier No.: 212-455-2502

provided that any notice, request or demand to or upon any party hereto shall not be effective until received.

        11.3    No Waiver; Cumulative Remedies.    No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        11.4.    Survival of Representations and Warranties.    All representations and warranties made herein and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

        11.5.    Payment of Expenses and Taxes.    The Borrower agrees (a) to pay or reimburse the Administrative Agent and each Lender for all its out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, any amendment, supplement or modification to, and the enforcement or preservation of any rights under, this Agreement, the Notes, the other Loan Documents, the Orders and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, the reasonable and customary costs, fees and expenses (including without limitation, out-of-pocket charges and expenses relating to the Administrative Agent's initial and ongoing Borrowing Base examinations) of the Administrative Agent in connection with its monthly and other periodic field examinations and appraisals and monitoring of assets (including reasonable and customary internal collateral monitoring fees) and the reasonable fees and disbursements of counsel to the Administrative Agent and professionals engaged by the Administrative Agent, (b) to pay or reimburse the Administrative Agent and each Lender for all its costs and expenses reasonably incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents, the Orders and any such other documents following the occurrence and during the continuance of a Default or an Event of Default, including without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and the Lenders and professionals engaged by the Administrative Agent and the Lenders, (c) to pay, and indemnify and hold harmless each Lender and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents, the Orders and any such other documents, (d) to pay all the actual and reasonable out-of-pocket expenses of the Administrative Agent related to this Agreement, the other Loan Documents, the Orders, the Loans or the Letters of Credit in connection with the Cases (including without limitation, the on-going monitoring by the Administrative Agent of the Cases, including attendance by the Administrative Agent and counsel at hearings or other proceedings and the on-going review of documents filed with the Bankruptcy Court) and (e) to pay, and indemnify and hold harmless each Lender and the Administrative Agent (and their respective directors, officers, employees and agents) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance, preservation of rights and administration of this Agreement, the Notes, the other Loan Documents, the Orders or the use of the proceeds of the Extensions of Credit, including without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Loan Parties or any of their respective properties (all the foregoing in this clause (e), collectively, the "indemnified liabilities"), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities determined by the final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Lender. The agreements in this subsection shall survive repayment of the Loans and all other Obligations payable hereunder.

        11.6.    Successors and Assigns; Participations; Purchasing Lenders.    (a) This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Lenders, the Administrative Agent, each

Fronting Bank, all future holders of the Notes and their respective successors and assigns, except that neither the Borrower nor any Guarantor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

        (b)  Any Lender may, without notice to or consent of the Administrative Agent and the Borrower, in the ordinary course of its lending business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. No Lender shall grant any participation under which the Participant shall have the right to require such Lender to take or omit to take any action hereunder or approve any amendment to or waiver of this Agreement or the Notes or any other Loan Document, except to the extent such amendment or waiver would: (i) extend the final maturity date of, or extend any date for payment of any principal, interest or fees applicable to, the Loans, Letters of Credit or Commitments in which such Participant is participating, (ii) reduce the interest rate or the amount of principal or fees applicable to the Loans or the Letters of Credit in which such Participant is participating or (iii) release any Lien granted pursuant to Section 2.23(a) hereof and the Interim Order (or the Final Order, as applicable) on all or substantially all of the Collateral. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.15 and 2.16 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; and provided that the Participant and the transferor Lender shall not be entitled to receive in the aggregate any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

        (c)  Any Lender may, in the ordinary course of its business of making or investing in loans and in accordance with applicable law, at any time sell to any Lender or to one or more Eligible Assignees (each a "Purchasing Lender") all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Purchasing Lender, such transferor Lender (and, in the case of a Purchasing Lender that is not then a Lender, by the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) other than in the case of a sale to a Purchasing Lender that is an Affiliate of the transferor Lender or to another Lender, or to an Affiliate or Related Fund of any Lender (collectively, a "Related Party Transfer"), the consent of the Administrative Agent shall be required (which consent shall not be unreasonably withheld or delayed), (ii) other than (x) in the case of a Related Party Transfer or (y) in connection with the syndication process which shall not extend beyond 45 days after the Closing Date, the consent of the Borrower shall be required (which consent shall not be unreasonably withheld or delayed), unless a Default or Event of Default shall have occurred and is continuing, (iii) if such Purchasing Lender is not then a

Lender, such sale must be to either (A) a commercial bank having total assets in excess of $5,000,000,000, (B) a finance company, insurance company or other financial institution or fund which is regularly engaged in the making of, purchasing or investing in, loans and having total assets in excess of $100,000,000 or (C) such other Person approved by the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld or delayed) (each, an "Eligible Assignee") and (iv) if such sale is not to another Lender, Related Fund or Affiliate of any Lender, or does not involve all of the transferor Lender's rights and obligations under this Agreement, (A) the amount of the rights and obligations so sold shall, unless otherwise agreed to in writing by the Administrative Agent, not be less than $1,000,000 and in each case to be an entity which is not restricted from making future advances under a revolving credit facility or to an entity that has filed for relief under the Bankruptcy Code or is a financially distressed company and (B) after giving effect to such assignment, the Commitment of each of the transferor Lender and the transferee Lender shall be at least $1,000,000 (except the foregoing restrictions shall not be applicable to any assignments between DB or General Electric Capital Corporation and a Prepetition Credit Facility Lender or other Eligible Assignee in connection with the syndication process), or such lesser amount agreed to by the Administrative Agent and the Borrower. Upon such execution, delivery, acceptance and recording of an Assignment and Acceptance, from and after the effective date of such transfer determined pursuant to and as defined in such Assignment and Acceptance, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of a Assignment and Acceptance covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement (including Schedule 1.1(a) hereof) to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentage and Commitment of each of the transferor Lender and the Purchasing Lender arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes. To the extent requested in writing by the transferor Lender or the Purchasing Lender on or prior to the effective date of such transfer determined pursuant to such Assignment and Acceptance, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Note of the transferor Lender a new Note to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the transferor Lender has retained a Commitment hereunder, a new Note to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. To the extent the transferor Lender requested a Note pursuant to Section 2.6(e), the Note surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked "cancelled".

        (d)  The Administrative Agent, acting on behalf of the Borrower, shall maintain at its address referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Any assignment of any Loan whether or not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Purchasing Lender and the old Notes shall be returned by the Administrative Agent to the Borrower marked "cancelled".

        (e)  Upon its receipt of an Assignment and Acceptance executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender, by the Administrative Agent and the Borrower to the extent required under paragraph (c) above) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance, (ii) on the effective date of such transfer determined pursuant thereto record the information contained therein in the Register and (iii) give notice of such acceptance and recordation to the Lenders and the Borrower.

        (f)    Subject to Section 11.12, the Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a "Transferee") and any prospective Transferee (in each case which agrees to comply with the provisions of Section 11.12 hereof) any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

        (g)  Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, assign or pledge all or any portion of its Notes or any other instrument evidencing its rights as a Lender under this Agreement to any trustee for, or any other representative of, holders of obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 11.6 concerning assignments.

        11.7.    Adjustments; Set-off.    (a) If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of its Aggregate Outstandings, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Aggregate Outstandings, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans or the Letter of Credit Outstandings owing to it, or shall provide such other Lenders with the benefits of any such payment or collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such payment or collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

        (b)  Subject to (i) the Carve-Out, (ii) the Interim Order (or the Final Order, as applicable) and (iii) the giving of the notice as described Section 7, notwithstanding the provisions of Section 362 of the Bankruptcy Code and any other rights and remedies of the Lenders provided by law, each Lender shall have the right upon the occurrence of an Event of Default to set-off and apply against the Obligations, whether matured or unmatured, of the Loan Parties under this Agreement, the Notes or any other Loan Document, any amount owing from such Lender to any Loan Party at or at any time after, the happening of any Event of Default subject in each case to Section 7 of this Agreement.

        11.8.    Counterparts.    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

        11.9.    GOVERNING LAW.    THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

        11.10.    Submission To Jurisdiction; Waivers.    (a) Each party to this Agreement hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Loan Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, to the non-exclusive general jurisdiction of any State or Federal court of competent jurisdiction sitting in New York County, New York.

        (b)  Each party hereto unconditionally waives trial by jury in any legal action or proceeding referred to in clause (a) above and any counterclaim therein.

        11.11    Absence of Prejudice to the Lenders with Respect to Matters Before the Bankruptcy Court.    Each Loan Party acknowledges that the Bankruptcy Code and Federal Rules of Bankruptcy Procedure require it to seek Bankruptcy Court authorization for certain matters that may also be addressed in this Agreement. No Loan Party will without the express consent of the Administrative Agent (a) mention in any pleading or argument before the Bankruptcy Court in support of, or in any way relating to, a position that Bankruptcy Court authorization should be granted on the ground that such authorization is permitted by this Agreement (unless a Person opposing any such pleading or argument relies on this Agreement to assert or question the propriety of such) or (b) in any way attempt to support a position before the Bankruptcy Court based on the provisions of this Agreement. The Administrative Agent or any Lender shall be free to bring, oppose or support any matter before the Bankruptcy Court no matter how treated in this Agreement, and the fact that the Administrative Agent or any Lender may be party to the Prepetition Credit Facility shall in no way prejudice its rights under, or in respect of, either the Prepetition Credit Facility or hereunder.

        11.12.    Confidentiality.    Each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent any Lender from disclosing any such information (a) to the Administrative Agent or any other Lender, (b) to any Transferee or prospective Transferee which agrees to comply with the provisions of this subsection, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand, or in accordance with the requirements (including reporting requirements), of any Governmental Authority having jurisdiction over such Lender, (e) in response to any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) which has been publicly disclosed other than in breach of this Agreement, (g) in connection with the exercise of any remedy hereunder, (h) which was available to the Administrative Agent or such Lender prior to its disclosure to the Administrative Agent or such Lender, as the case may be, by such Loan Party or (i) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty's professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.12.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

PARENT:
SUPERIOR TELECOM INC.
By:
Name: Title:
BORROWER:
SUPERIOR TELECOMMUNICATIONS INC.
By:
Name: Title:
SUBSIDIARY GUARANTORS:
ACTIVE INDUSTRIES, INC.
By:
Name: Title:
DIAMOND WIRE & CABLE CO.
By:
Name: Title:
ESSEX CANADA INC.
By:
Name: Title:

ESSEX GROUP, INC.
By:
Name: Title:
ESSEX GROUP, INC.
By:
Name: Title:
ESSEX GROUP MEXICO INC.
By:
Name: Title:
ESSEX INTERNATIONAL INC.
By:
Name: Title:
ESSEX MEXICO HOLDINGS, L.L.C.
By:
Name: Title:
ESSEX SERVICES, INC.
By:
Name: Title:

ESSEX TECHNOLOGY, INC.
By:
Name: Title:
ESSEX WIRE CORPORATION
By:
Name: Title:
SUPERIOR ESSEX REALTY COMPANY
By:
Name: Title:
SUPERIOR TELECOMMUNICATIONS REALTY COMPANY
By:
Name: Title:
ADMINISTRATIVE AGENT AND LENDERS:
DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and as a Lender
By:
Name: Title:
GENERAL ELECTRIC CAPITAL CORPORATION, as Syndication Agent and as a Lender
By:
Name: Title:

SCHEDULE 1.1(a)

COMMITMENT AMOUNTS

Lender	Commitment
Deutsche Bank Trust Company Americas 31 West 52nd Street New York, NY 10019 Attention: Patrick W. Dowling Telecopy: (646) 324-5329	$50,000,000
General Electric Capital Corporation 1100 Abernathy Road, Suite 900 Atlanta, GA 30328 Attention: Amy Hansen Telecopy: (678) 320-8926	$50,000,000

Total	$100,000,000

SCHEDULE 2.23(c)-1

CONSOLIDATED EBITDA (BASE CASE)

Month	Consolidated EBITDA
February 2003	$4,638,000
March 2003	$5,653,000
April 2003	$7,160,000
May 2003	$7,671,000
June 2003	$7,463,000
July 2003	$7,229,000
August 2003	$7,469,000
September 2003	$7,057,000
October 2003	$7,301,000
November 2003	$5,604,000
December 2003	$3,954,000
January 2003	$6,020,000

12 Month Total	$77,220,000

SCHEDULE 2.23(c)-2

CONSOLIDATED EBITDA (BANKRUPTCY CASE)

Month	Consolidated EBITDA
February 2003	$3,048,000
March 2003	$4,020,000
April 2003	$5,480,000
May 2003	$5,974,000
June 2003	$5,758,000
July 2003	$5,511,000
August 2003	$5,747,000
September 2003	$5,347,000
October 2003	$5,626,000
November 2003	$3,954,000
December 2003	$2,313,000
January 2003	$6,020,000

12 Month Total	$58,797,000

QuickLinks

  Exhibit 10(hhh)
$100,000,000 REVOLVING CREDIT, GUARANTEE AND SECURITY AGREEMENT
TABLE OF CONTENTS
  SCHEDULE 1.1(a)
  SCHEDULE 2.23(c)-1
  SCHEDULE 2.23(c)-2